Exhibit 10.1

Execution Version

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

LICENSE AGREEMENT

This License Agreement (this “Agreement”), effective as of September 29, 2006 (the “Effective Date”), is entered into by and between XOMA Ireland Limited, a company with limited liability organized under the laws of the Republic of Ireland having offices at Shannon Airport House, Shannon, County Clare, Ireland (with its Affiliates, “XOMA”), and Affimed Therapeutics AG, a company organized under the laws of the Federal Republic of Germany, with offices at Technologiepark, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany (with its Affiliates, “AFFIMED”).

BACKGROUND

A. XOMA is the owner or exclusive licensee of certain patent rights and know-how relating to bacterial cell expression, and AFFIMED wishes to acquire non-exclusive licenses under such patent rights and know-how; and

B. XOMA is willing to grant AFFIMED non-exclusive licenses, on the terms and conditions set forth below, in order to permit AFFIMED to engage in certain research, development and commercial activities; and

C. XOMA wishes to engage AFFIMED to construct libraries of immunoglobulin genes under instructions from XOMA; and

D. AFFIMED is the owner or exclusive licensee of certain patent rights and know-how relating to bacterial construction of immunoglobulin libraries, and XOMA wishes to acquire non-exclusive licenses under such patent rights and the AFFIMED Technology (as defined below); and

E. AFFIMED and XOMA wish to enter into a collaborative arrangement pursuant to which XOMA will scale up the manufacture of and make a Tandab (as defined below) for AFFIMED.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth in this Article.

1.1. “Affiliate” means any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto. For purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlled” and “controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the subject corporation or other entity, whether through the ownership of voting securities, by agreement or otherwise.

1.2. “AFFIMED Collaborator” means a Third Party (a) either (i) from whom AFFIMED in-licenses a target or, solely as provided for under Section 2.6, the variable domains of a ScFv subsequently incorporated into a Tandab or Flexibody for development and/or commercialization or (ii) with whom AFFIMED shares the economic risk of development or commercialization of a target or Immunoglobulin being developed or commercialized on behalf of AFFIMED and (b) who, pursuant to the terms of a bona fide written collaboration agreement, in the AFFIMED Field, engages in Research with AFFIMED, is the intended recipient of a Licensed Immunoglobulin or Licensed Immunoglobulin Information transferred from AFFIMED or is the party in a collaboration relating to one or more Tandabs who will develop, distribute or sell such Tandab(s) subject to Article 3 of this Agreement; provided, however, that such person or entity shall not be deemed to be an AFFIMED Collaborator unless and until the requirements of Section 2.4 are complied with. No person or entity shall be permitted or deemed to be an AFFIMED Collaborator if such person or entity, either as of the date of its written agreement with AFFIMED or thereafter, is or was (a) infringing any XOMA Patent Rights; (b) engaged in the research, development or commercialization of an Immunoglobulin discovered, isolated or characterized by the use of Antibody Phage Display or under conditions which infringe any of the XOMA Patent Rights and/or (c) engaged in a Commercial Antibody Phage Display Business or a Commercial Antibody Evolution Business during the term of this Agreement; provided, however, that, with respect to any variable domains in-licensed as provided in Section 2.6, as long as XOMA retains any rights it may have with respect to the discovery of such variable domains, a Third Party engaged in a Commercial Antibody Phage Display Business or a Commercial Antibody Evolution Business may be an AFFIMED Collaborator with respect to such Tandab or Flexibody pursuant to Section 2.6.

1.3. “AFFIMED Field” means (a) with respect to the rights granted in Section 2.1, Research; (b) with respect to the rights granted in Section 2.5(a)(i), the diagnosis, treatment, prevention or prophylaxis of any human condition or disease; and (c) with respect to the rights granted in Section 2.5(a)(ii), production in E. Coli, but not the commercialization of any composition of matter or article of manufacture so produced. The AFFIMED Field shall not include any Non-Approved Uses.

1.4. “AFFIMED Patent Rights” means the patent applications and patents listed on Schedule 1.4 hereto and, solely to the extent any Valid Claim would cover or be included in the license grants provided for herein, all divisions, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any patents or patent applications, whether now existing or obtained in the future, owned or controlled by AFFIMED containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing applications or through the making, using, exporting or importing Antibody Phage Display Materials or using Antibody Phage Display); and (iii) any patents or patent applications covered by any AFFIMED Third Party Licenses.

1.5. “AFFIMED Product” means either a Flexibody or a Tandab manufactured in a prokaryote and containing a Licensed Immunoglobulin.

1.6. “AFFIMED Technology” means the AFFIMED know how to create antibody libraries under the AFFIMED patent rights.

1.7. “AFFIMED Third Party Licenses” means those license agreements between AFFIMED and any Third Party relating to the subject matter of Article 4 of this Agreement, a list of which is set forth on Schedule 1.7, and such list shall be updated by AFFIMED from time to time.

1.8. “Antibody Evolution” means the purposeful and/or guided alteration, either by random mutation or other means, of one or more characteristics or attributes of an antibody and shall include, without limitation, directed mutagenesis, directed evolution or humanization of an Immunoglobulin.

1.9. “Antibody Phage Display” means the use of Antibody Phage Display Materials, including, without limitation, to conduct Research.

1.10. “Antibody Phage Display Materials” means (i) any collection or library of polynucleotide sequences which encodes at least one Immunoglobulin and which is contained in bacteriophage and/or bacteriophage or phagemid cloning vectors capable of propagation in bacteria; or (ii) any collection or library of bacteriophage wherein an Immunoglobulin is expressed as a fusion protein comprising an Immunoglobulin or at least a functionally operating region of an antibody variable region and an outer surface polypeptide of a bacteriophage. For the avoidance of doubt, and without limiting the definition thereof, specifically excluded from the definition of Antibody Phage Display Materials are any article of manufacture or composition of matter suitable for display, expression or secretion of an Immunoglobulin in or from any organism or system other than bacteria. With respect to AFFIMED, the term “Antibody Phage Display Materials” shall only include such materials or compositions of matter created by and under the exclusive control of Affimed Therapeutics AG and shall not extend to any materials created by or under the control of any Third Party.

1.11. “Change in Control” means, with respect to Affimed Therapeutics AG or XOMA Ltd., any transaction or series of transactions as a result of which any person or group (as defined under the U.S. Securities Exchange Act of 1934, as amended) becomes, directly or indirectly, the beneficial owner of more than fifty percent (50%) of the total voting power of such entity’s equity securities or otherwise gains control of such entity, provided, however, that for the purposes of this definition, a “Change of Control” shall not be deemed to occur upon the issuance or transfer of a controlling interest in the outstanding or issued stock of Affimed Therapeutics AG to bona fide financial investors who hold and control the stock solely for investment purposes.

1.12. “Commercial Antibody Evolution Business” means, with respect to protein or other evolution services, libraries, Immunoglobulins or materials, the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of such protein or other evolution services, libraries, Immunoglobulins and materials, including, without limitation, the sale of Antibody Evolution services.

1.13. “Commercial Antibody Phage Display Business” means, with respect to immunoglobulin or antibody phage display services, libraries, Immunoglobulins or materials, the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of such immunoglobulin or antibody phage display services, libraries, Immunoglobulins and materials.

1.14. “Confidential Information” means any proprietary or confidential information or material disclosed by a party to the other party pursuant to this Agreement, which is (a) disclosed in tangible form hereunder and is designated thereon as “Confidential” at the time it is delivered to the receiving party, or (b) disclosed orally hereunder and identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

1.15. “Dispose” means to transfer, assign, lease, or in any other fashion dispose of control, ownership or possession, but shall not mean to license or sell. “Disposition” shall have the correlative meaning.

1.16. “Direct AFFIMED Cost(s)” means those actual out-of-pocket costs incurred by AFFIMED that directly and specifically relate to those activities undertaken solely on behalf of XOMA pursuant to a XOMA Library Project. In determining “Direct AFFIMED Costs” chargeable under this Agreement, AFFIMED shall establish and use a reasonable project accounting system and shall submit such system and any related methodologies for review and approval by XOMA. Each year, AFFIMED and XOMA shall agree on an applicable full time equivalent rate to be applied for the purposes of this definition; provided, however, that such rate shall in no event be any greater than *****. Notwithstanding anything in this Section 1.16 to the contrary, only those Direct AFFIMED Costs contemplated by the applicable XOMA Library Project or otherwise approved by XOMA shall be included in the definition of Direct AFFIMED Costs. Specifically excluded from the definition of Direct AFFIMED Cost are any amounts partially allocable to other projects or activities (internal or otherwise) other than a XOMA Library Project, as the case may be, including without limitation overhead costs, capital charges, health and welfare benefit charges, heat, electricity, excess capacity and/or process or development work on materials or methods used in a XOMA Library Project that also have general applicability to AFFIMED’s other activities.

1.17. “First Commercial Sale” means the initial transfer by AFFIMED (either directly or through a Third Party, including without limitation any joint venture or similar arrangement in which AFFIMED or an AFFIMED Collaborator is a participant) of an Immunoglobulin subject to Section 2.5(b) for value and not for demonstration, testing or promotional purposes.

1.18. “Flexibody” means a multimeric Fv-antibody, wherein each monomer of the Fv-antibody comprises the following features: i) two neighboring variable domains that form an antigen-binding ***** ScFv unit; these two, first and second, variable domains are linked by a peptide linker of at least ***** amino acid residues; and ii) two other neighboring variable domains that are non-covalently bound to two variable domains of another monomer of the Fv-antibody resulting in the formation of two additional antigen binding sites to form the multimerization motif; these two, third and fourth, variable domains of each monomer are linked by a peptide linker consisting of a maximum of ***** amino acid residues.

1.19. “Immunoglobulin subject to Section 2.5(b)” means any composition of matter or article of manufacture, including without limitation any diagnostic, prophylactic or therapeutic Immunoglobulin as to which AFFIMED elects to exercise its option right pursuant to Section 2.5(b), which (a) contains a Licensed Immunoglobulin; or (b) was discovered or created by, arose out of or is related to the conduct of Research and/or use of a Licensed Immunoglobulin or Licensed Immunoglobulin Information; or (c) was discovered or is sold by or on behalf of AFFIMED or an AFFIMED Collaborator under conditions which constitute utilization of the XOMA Patent Rights or use of the XOMA Know-How; or (d) is an Immunoglobulin as to which AFFIMED, on its own behalf, intends to manufacture in E. Coli, but as to which it does not wish to obtain a license under Section 2.5(a)(i).

1.20. “Immunoglobulin” means any molecule, including without limitation whole length immunoglobulin molecules (e.g., IgG, IgM, IgE, IgA and IgD molecules) and ScFv, Fv and Fab molecules, that has an amino acid sequence by virtue of which it specifically interacts with an antigen and wherein that amino acid sequence consists essentially of a functionally operating region of an antibody variable region, including without limitation any naturally occurring or recombinant form of such a molecule.

1.21. “Licensed Immunoglobulin” means any Immunoglobulin discovered, isolated or characterized by AFFIMED through the use of Licensed Materials, use of the XOMA Know-How, bacterial expression of a polypeptide, or use of any composition of matter claimed in, created by or involving the utilization of any method claimed in any Valid Claim of the XOMA Patent Rights.

1.22. “Licensed Immunoglobulin Information” means any data, know-how or other information relating, concerning or pertaining to a Licensed Immunoglobulin, including, without limitation, data, know-how or other information characterizing or constituting such Licensed Immunoglobulin’s polynucleotide or amino acid sequence, purported function or utility, antigen binding affinity, or physical or biochemical properties.

1.23. “Licensed Materials” means (a) any polynucleotide sequences created by and under the exclusive control of AFFIMED encoding an Immunoglobulin; (b) any expression vector created by or under the exclusive control of AFFIMED which encodes an Immunoglobulin; or (c) any Antibody Phage Display Materials created by and under the exclusive control of AFFIMED. For the avoidance of doubt, and without expanding the definition thereof, specifically excluded from the definition of Licensed Materials is any article of manufacture or composition of matter (i) made or used by a third party; (ii) constituting or useful for the display of Immunoglobulins in any organism other than bacteria; or (iii) created by or under the control of any of the entity engaged in the licensing, manufacture, sale, offer for sale, import or export of antibody phage display services, Immunoglobulin or materials.

1.24. “Net Sales” means, with respect to sales by AFFIMED and/or an AFFIMED Collaborator (either directly or through a Third Party, including without limitation any joint venture or similar arrangement in which such an entity is a participant), the gross amount invoiced by AFFIMED and/or an AFFIMED Collaborator (or such joint venture or similar arrangement) to an independent Third Party less the following items:

(a)	Trade, cash and quantity discounts actually allowed and taken directly with respect to such sales;

(b)	Excises, sales taxes or other taxes imposed upon and paid directly with respect to such sales (excluding national, state or local taxes based income);

(c)	Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of rebates or retroactive price reduction; and

(d)	Freight, transportation and insurance.

1.25. “Non-Approved Uses” means any and all uses not directly related to the AFFIMED Field and shall expressly include (a) catalog or on-line sales of cloning or expression vectors, reagents or research or commercial kits; (b) expression of peptides or polypeptides, including Immunoglobulins or binding fragments thereof, on cell surfaces or viral surfaces; (c) identification, selection or expression of proteins, reagents, and/or enzymes or compositions of matter for purely industrial uses or which are useful in the chemical industry and/or industrial manufacturing processes, including, without limitation, the identification selection or expression of catalytic antibodies; (d) plant science or agricultural applications; and (e) veterinary or animal health applications.

1.26. “Research” means the identification, selection, isolation purification, characterization, study and/or testing of Immunoglobulins for any purpose, including, without limitation the discovery and development of human therapeutics or diagnostics and shall include Antibody Phage Display using Licensed Materials. Included within the definition of “Research” shall be all in vitro screening or assays customarily performed in pre-clinical research. In the case of AFFIMED, “Research” shall not include (a) any effort to obtain economic value from a Third Party, including, without limitation, from licensing to a Third Party any composition of matter or article of manufacture or any Licensed Immunoglobulin Information; or (b) commercial or industrial manufacture or any activities solely directed to the creation of such capacities.

1.27. “Research Quantities” means those quantities of an Immunoglobulin reasonably required for Research purposes.

1.28. “Tandab” means a bispecific tetravalent homodimeric single chain antibody formed by the dimerisation of a single gene product comprising the heavy and light variable domains of two antibodies, A and B. The order of the domains from the N-terminus can be either AH-BL-BH-AL or AL-BH-BL-AH.

1.29. “Third Party” means any person or entity other than AFFIMED or XOMA.

1.30. “Valid Claim” means (i) a claim of an issued and unexpired patent included within the AFFIMED Patent Rights or the XOMA Patent Rights, as the case may be, which has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (ii) a claim of a pending patent application within the AFFIMED Patent Rights or the XOMA Patent Rights, as the case may be.

1.31. “XOMA Development Partner” means a Third Party from whom XOMA either in-licenses a target for development and/or commercialization or with whom XOMA shares the economic risk of development or commercialization of a target or Immunoglobulin being developed or commercialized on behalf of XOMA.

1.32. “XOMA Know-How” means unpatented and/or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols, whether now existing or obtained in the future (but as to future know-how, only as it relates to the materials transferred to AFFIMED pursuant to Section 2.2 hereof), owned by XOMA which XOMA has the right to license or sublicense and which may be necessary for the practice of the XOMA Patent Rights or which would be misappropriated by the activities of AFFIMED, the AFFIMED Collaborators or the Development Partners of AFFIMED contemplated hereunder with respect to the materials transferred pursuant to Section 2.2 hereof but for this Agreement. XOMA Know-How shall not include the XOMA Patent Rights. All XOMA Know-How shall be confidential information of XOMA.

1.33. “XOMA Licensee” means any third party to which XOMA grants or transfers any rights in respect of any composition of matter or article of manufacture or a third party from whom XOMA in-licenses a target or Immunoglobulin, with whom XOMA collaborates to develop an Immunoglobulin, or who is working with or on behalf of XOMA.

1.34. “XOMA Patent Rights” means the patent applications and patents listed on Schedule 1.34 hereto and, solely to the extent any Valid Claim would cover or be included in the license grants provided for herein, all divisions, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any patents or patent applications, whether now existing or obtained in the future, owned or controlled by XOMA containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing applications).

1.35. Additional Defined Terms. The following terms are defined in the corresponding sections indicated below:

Term	Section
Arbeitnehmererfindungsgesetz	5.4(b)
Deliverables	6.l(b)
Existing Materials	9.4(d)
ICDR	10.13(a)
In-License Request	2.6
Option	2.5(a)
Project Materials	5.4(a)
Records	2.8(b)
Research License	2.1
Services	6.1(a)
Title XI	10.9
Transferred Materials	2.4(a)
Work Plan	6.l(b)
XOMA Authorized Site	2.7
XOMA Library	5.1(a)
XOMA Library Project	5.l(a)
XOMA Library Specification	5.l(a)

1.36. Interpretation

(a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b) The recitals set forth at the start of this Agreement, along with the Schedules to this Agreement, and the terms and conditions incorporated in such recitals and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Schedules and the terms and conditions incorporated in such recitals and Schedules;

(c) Unless otherwise provided, all references to Sections, Articles and Schedules in this Agreement are to Sections, Articles and Schedules of and to this Agreement;

(d) All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years; and

(e) The above definitions are intended to encompass the defined terms in both the singular and plural forms.

ARTICLE 2

XOMA GRANT OF RIGHTS TO AFFIMED

2.1. Research License. XOMA hereby grants to AFFIMED a worldwide, fully paid-up, royalty free, non-exclusive, non-transferable license, on its own behalf and on behalf of an AFFIMED Collaborator, and without the right to sublicense, under the XOMA Patent Rights and the XOMA Know-How to make and use Licensed Materials to conduct Research, including Antibody Phage Display (the “Research License”). For the sake of clarity, the Research License is personal to AFFIMED and is to be used on behalf of any AFFIMED Collaborator only in respect of or in connection with the activities that such AFFIMED Collaborator is engaged in that are the basis for meeting the definition of AFFIMED Collaborator and not any other activities. It is understood between the Parties that the license granted by this Section 2.1 is a “research only” license and that, unless and until the Option is exercised in accordance with Section 2.5(a), AFFIMED shall have no rights to commercialize, either directly or indirectly, any immunoglobulin or Licensed Immunoglobulin Information, arising from the activities subject to this license grant.

2.2. XOMA Transfer to AFFIMED. Within thirty (30) days of the Effective Date, XOMA shall transfer to AFFIMED, at a mutually agreed place and time, the materials identified on Schedule 2.2. For the avoidance of doubt, such materials shall constitute XOMA Know-How. Technology is included in the initial consideration to XOMA under this Agreement and includes up to two person-days of XOMA scientific staff time at XOMA’s facilities for up to two (2) AFFIMED employees within 9 months from the Effective Date (which period may be extended by mutual consent of the parties, which consent shall not be unreasonably withheld). Thereafter, AFFIMED will be able to consult with XOMA scientific staff at $1,500/person-day (based on an eight hour day) beyond the two person-days.

2.3. No Implied Rights. Only the rights and licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No license or other rights shall be deemed to have been granted to AFFIMED or an AFFIMED Collaborator other than as expressly provided for in this Agreement. For the avoidance of doubt, the grants of rights made pursuant to Section 2.1 and, upon exercise of the Option, Section 2.5, do not include, and expressly exclude, the following:

(a)	any right or license to engage in any activities on behalf of or in collaboration with any Third Party, other than an AFFIMED Collaborator;

(b)	except upon proper exercise of the Option with respect to each Licensed Immunoglobulin, any right or license to make or have made any amount, other than Research Quantities, of a Licensed Immunoglobulin by practicing the XOMA Patent Rights or the XOMA Know-How;

(c)	any release or right to release any Third Party, including an AFFIMED Collaborator, from any claim of infringement under the XOMA Patent Rights or misappropriation of the XOMA Know-How;

(d)	does not constitute a release or waiver of past, present or future infringement of the XOMA Patent Rights or misappropriation of the XOMA Know-How by AFFIMED or any Third Party;

(e)	any right or license under the XOMA Patent Rights or XOMA Know-How to sell, lease, license, transfer or dispose of the ownership or possession to a Third Party of any composition of matter or article of manufacture suitable for the conduct of Antibody Evolution or Antibody Phage Display; and/or

(f)	any right or license to cause any Third Party to use Antibody Phage Display Materials to identify, select, characterize, study or test a polypeptide, including but not limited to an Immunoglobulin.

2.4. Transfer Restrictions.

(a) AFFIMED shall not (i) undertake any Research activities, including any Antibody Phage Display, on behalf of a Third Party or (ii) Dispose of a Licensed Immunoglobulin, Licensed Immunoglobulin Information or any Immunoglobulin arising out of the practice of any method within the scope of the XOMA Patent Rights (“Transferred Materials”) to any Third Party until (in the case of either clause (i) or clause (ii)) such time as it has provided to such Third Party the redacted copy of this Agreement referred to in Section 7.2 and the form of notice set out at Schedule 2.4.

(b) AFFIMED shall enter into a written arrangement with any Third Party with respect to any activities as to which it or such Third Party does or intends to claim the benefits of any of the licenses or other grants provided for in this Article 2, and such written arrangement shall contain provisions (i) pursuant to which the recipient of any Transferred Materials agrees to abide by each of the limitations, restrictions and other obligations provided for by this Agreement, including without limitation the restrictions on use of Transferred Materials for purposes other than Research and the obligations of Section 2.5(b); (ii) implementing a covenant not to use Transferred Materials for any purpose other than for Research purposes otherwise authorized by this Agreement; (iii) providing that the “first sale” doctrine does not apply to any Disposition; and (iv) permitting an AFFIMED Collaborator to further Dispose of Transferred Materials only to a Third Party who otherwise meets the definition of an AFFIMED Collaborator and who executes a written agreement in which it undertakes all of the obligations applied to the transferring party. XOMA shall be, and the agreements subject to this Section 2.4 shall provide that XOMA shall be, an intended third party beneficiary with respect to the foregoing provisions.

2.5. License Option.

(a) So long as the provisions of Section 2.5(b) are complied with and AFFIMED and, as applicable, any AFFIMED Collaborator, is not otherwise in breach of any material provision of this Agreement, upon ***** prior written notice, on an Immunoglobulin by Immunoglobulin basis, XOMA hereby agrees to grant (the “Option”) a worldwide, non-exclusive, non-transferable license to AFFIMED, on its own behalf and on behalf of an AFFIMED Collaborator, under the XOMA Patent Rights and the XOMA Know-How in the AFFIMED Field to:

(i)	make or have made (in a prokaryote and without use of a discistronic construct), use, sell, offer to sell, import and otherwise commercialize those Licensed Immunoglobulins discovered, isolated or optimized under the Research License and as to which AFFIMED or the AFFIMED Collaborator pays the amounts, including royalties on Net Sales, due under Article 3; and/or

(ii)	to make in E. Coli, solely on its own behalf, clinical and commercial supplies of any Immunoglobulin discovered or isolated exclusively by AFFIMED or by AFFIMED on behalf of an AFFIMED Collaborator and as to which AFFIMED pays the amounts, including royalties on Net Sales, due under Article 3.

XOMA shall not be obligated to grant the license provided for in this Section 2.5(a) unless the other provisions of this Agreement, including Section 2.5(b), are complied with.

(b) For each Licensed Immunoglobulin as to which AFFIMED wishes to obtain a license pursuant to Section 2.5(a), AFFIMED shall provide to XOMA a written notice which identifies the specific Immunoglobulin for which AFFIMED seeks such a license, the target to which such Immunoglobulin binds, a designation as to whether such Immunoglobulin was discovered or isolated pursuant to the Research License, a written certification that AFFIMED or as applicable an AFFIMED Collaborator, for each Licensed Immunoglobulin, has complied with all of the provisions of this Agreement and a notification as to whether AFFIMED seeks a license pursuant to Section 2.5(a)(i), Section 2.5(a)(ii) or both. Upon receipt of such written notice, XOMA shall, pursuant to its then most current standard non-economic terms, grant the applicable license, unless (i) such Immunoglobulin or target is the subject of an exclusive license granted by XOMA to a Third Party or (ii) XOMA has contemporaneous written proof of a bona fide development program with respect to any Immunoglobulin binding to the same target as the Immunoglobulin as to which the request for license grant has been made.

(c) Upon the successful exercise of an Option to an Immunoglobulin, for so long as the applicable royalty and other payments are made, XOMA covenants that it shall not initiate or permit any Third Party over whom it has control to initiate or assist in any way in the initiation or prosecution of any action asserting a claim of infringement under the XOMA Patent Rights or misappropriation of the XOMA Know-How against AFFIMED or any AFFIMED Collaborator to the extent reasonably necessary to permit the authorized making, having made, use, sale, offer for sale or commercialization of any Licensed Immunoglobulin subject to a grant under Section 2.5(a)(i) and the making and having made of any Immunoglobulin subject to a grant under Section 2.5(a)(ii). The covenant not to sue provided by this Section 2.5(c):

(i)	shall become void and without effect as to any entity or person who claims its benefit but fails to materially discharge or comply with any term of its written agreement with AFFIMED provided for in Section 2.4(b);

(ii)	is personal to AFFIMED and any such AFFIMED Collaborator and cannot be assigned or transferred;

(iii)	as to any AFFIMED Collaborator, does not extend to making, using, selling, having made or importing Antibody Phage Display Materials or any compositions of matter or articles of manufacture suitable for Antibody Phage Display; and

(iv)	does not constitute a release or waiver of past, present or future infringement of the XOMA Patent Rights or misappropriation of the XOMA Know-How by AFFIMED or any Third Party, including, without limitation, any AFFIMED Collaborator acting outside of the scope of the written agreement with AFFIMED provided for in Section 2.4(b).

(d) AFFIMED covenants not to commercialize, license or develop any Immunoglobulin discovered under the Research License without submitting such Immunoglobulin to XOMA for a license pursuant to this Section 2.5.

2.6. Third Party Variable Domains. (a) From time to time, but no more often than once per quarter, AFFIMED may, on its own behalf or on behalf of a Third Party who otherwise qualifies as an AFFIMED Collaborator and who will be an AFFIMED Collaborator if the other provisions of this Section 2.6 are met, request in writing that XOMA permit AFFIMED to format a variable domain not discovered by AFFIMED into a Tandab or a Flexibody and, as applicable, exercise its Option rights pursuant to Section 2.5(a)(i) and (ii). Such writing (the “In-License Request”) shall specify: (i) the potential AFFIMED Collaborator and any Third Party with a financial interest in the variable domains or the proposed AFFIMED Product; (ii) the variable domains; (iii) the target as to which such variable domains are directed; (iv) whether the Option request extends to the rights provided for by Sections 2.5(a)(i), 2.5(a)(ii) or both; (v) the format such variable domains shall be converted into (Tandab or Flexibody); and (vi) a statement as to whether, to the knowledge of AFFIMED after diligent investigation, such variable domains were discovered, identified, characterized, optimized and/or altered using the

XOMA Patent Rights or bacterial expression, including without limitation via Antibody Phage Display. Upon such request, and until the end of Phase II (or equivalent) clinical trials, such Tandab or Flexibody shall be deemed to be an “AFFIMED Product” under this Agreement, provided, however, that if no In-License Request is made prior to initiation of Phase II or if a license is not subsequently consummated, then any status as an AFFIMED Product shall, retroactively, be cancelled and the Tandab or Flexibody will be deemed as to have never been licensed under this Agreement.

(b) Within ***** of the receipt of the In-License Request, XOMA, pursuant to the same conditions as Section 2.5(b), shall, in writing, indicate whether each such proposed AFFIMED Product is accepted to be a Licensed Immunoglobulin. For each such proposed AFFIMED Product accepted as a Licensed Immunoglobulin, the following conditions shall apply: (i) XOMA, AFFIMED and the Third Party must agree to the form of and execute a written license agreement under which XOMA shall grant, pursuant to its then most current non-economic terms, the applicable license; (ii) AFFIMED and the Third Party, if applicable, must negotiate in good faith for and pay cash consideration to XOMA to obtain a release for any past infringement of the XOMA Patent Rights by such Third Party; and (iii) such license shall, as applicable, contain licenses or grants to XOMA and any XOMA Development Partner or XOMA Licensee under those rights as may be under the control of or sublicenseable from such Third Party in a form equivalent to the license grant and rights given by AFFIMED to XOMA pursuant to Article 4 of this Agreement.

(c) AFFIMED’s rights under this Section 2.6 shall apply to no more than five (5) different Tandabs or Flexibodies.

2.7. XOMA Authorized Site. AFFIMED may “have made” Licensed Immunoglobulins or Immunoglobulins subject to Section 2.5(a)(ii) under the XOMA Patent Rights and the XOMA Know-How in the AFFIMED Field at a XOMA Authorized Site. All activities at a XOMA Authorized Site in the AFFIMED Field shall be pursuant to a contract manufacturing agreement containing all of the applicable provisions of this Agreement and shall be for the sole benefit of AFFIMED. XOMA shall be provided a reasonable opportunity prior to execution of any such agreement to review a redacted version of such agreement that is sufficient to confirm the foregoing obligations, and AFFIMED shall give due consideration to any comments of XOMA thereon. Prior to permitting or initiating any activity at a XOMA Authorized Site in the AFFIMED Field, AFFIMED covenants that such XOMA Authorized Site shall (i) agree in advance in writing to be bound for the benefit of XOMA by all of the provisions of this Agreement; (ii) agree to implement such customary and usual safeguards as may be necessary to insure that the XOMA Know-How is accessed and utilized on a “need to know” basis only; and (iii) agree that such XOMA Authorized Site shall undertake the activities solely on behalf of AFFIMED and as a result of such activities shall not claim any license or right under the XOMA Patent Rights or XOMA Know-How for the benefit of itself or any other Third Party. AFFIMED shall remain fully and primarily liable for all actions of, or failures to act by, such XOMA Authorized Site in connection therewith and agrees to hold XOMA harmless with respect thereto without qualification. For the avoidance of doubt, AFFIMED acknowledges that no such delegation of rights shall relieve AFFIMED of its responsibilities for performance of any of its obligations hereunder. For the purposes of this Section 2.7, a “XOMA Authorized Site” shall mean one or more contract manufacturers designated in writing from time to time by XOMA. The terms and conditions of any agreement between XOMA and the XOMA Authorized Site shall also apply to any activities undertaken on behalf of AFFIMED pursuant to this Section 2.7. No such entity or person shall be deemed to be a XOMA Authorized Site unless and until, as to each Licensed Immunoglobulin or Immunoglobulin subject to Section 2.5(b), as applicable, to be produced pursuant to this Section 2.7, it enters into a legally binding agreement with AFFIMED that implements the provisions of this Section 2.7, naming XOMA as a third party beneficiary of those provisions of such agreement that pertain to confidentiality and restrictions on transfer and use of Licensed Immunoglobulins, XOMA Patent Rights and XOMA Know-How provided for in this Agreement.

2.8. Reports, Records and Audits.

(a) ***** after the end of each calendar quarter, commencing with the first calendar quarter commencing after the Effective Date, AFFIMED shall deliver to XOMA a written report which shall specify the name, address and contact person for each and every potential and actual AFFIMED Collaborator and any person or entity with whom AFFIMED has engaged in Research, who has received any Transferred. Materials or, in the case of the exercise of the Option in accordance with Section 2.5(a), who has received any clinical or commercial supplies manufactured by AFFIMED or with whom AFFIMED is engaged in the commercialization of an immunoglobulin subject to the Option of Section 2.5(a). The reports delivered by AFFIMED to XOMA pursuant to this Section 2.8(a) shall be Confidential Information of AFFIMED.

(b) AFFIMED shall maintain records fully and properly reflecting those activities to be reported to XOMA pursuant to Section 2.8(a) (the “Records”), in sufficient detail and in good scientific manner appropriate for patent, regulatory and manufacturing purposes for at least three (3) years. Upon the written request of XOMA and not more than once in each calendar year, AFFIMED shall permit an independent consultant appointed by XOMA and subject to customary confidentiality restrictions, at XOMA’s expense, to have access during normal business hours to such of the records of AFFIMED as may be reasonably necessary to verify compliance with the terms of this Agreement, as well as the accuracy of the reports hereunder. AFFIMED shall certify any statements by AFFIMED personnel as to their accuracy and correctness.

2.9. Ownership; Enforcement. At all times XOMA will retain ownership of the XOMA Know-How and the XOMA Patent Rights and may use and commercialize such XOMA Know-How and XOMA Patent Rights itself or with any Third Party. XOMA retains the right, at its sole discretion, to enforce, maintain and otherwise protect the XOMA Know-How and the XOMA Patent Rights. In addition to the requirements of Section 2.8, AFFIMED shall give XOMA prompt notice of misappropriation of any of the XOMA Know-How, or any infringement of any of the XOMA Patent Rights, by a Third Party which comes to AFFIMED’s attention during the term of this Agreement.

2.10. No Admission of Infringement. The execution of this Agreement is not an admission that any action by AFFIMED or AFFIMED Product either infringed or is infringing the XOMA Patent Rights and AFFIMED reserves all of its rights with respect to the practice of any technology and the production of any composition of matter or article of manufacture unrelated to the XOMA Patent Rights or the XOMA Know-How.

ARTICLE 3

PAYMENTS

3.1. Milestone Payments.

(a) COMMERCIALIZATION LICENSE. For each Licensed Immunoglobulin as to which an Option is exercised pursuant to Section 2.5(a)(i), within ***** following the achievement by AFFIMED or an AFFIMED Collaborator of the following milestones with respect to each such Immunoglobulin AFFIMED or the AFFIMED Collaborator shall pay to XOMA the applicable payments below:

Event	Payment

*****	*****

*****	*****

(b) PRODUCTION LICENSE. For each Immunoglobulin, including, as applicable, each Licensed Immunoglobulin, as to which an Option is exercised pursuant to Section 2.5(a)(ii), within ***** following the achievement by AFFIMED with respect to each such Immunoglobulin AFFIMED or the AFFIMED Collaborator shall pay, in addition to amounts owed, if any, under Section 3.1(a), to XOMA the applicable payments below:

Event	Milestone

*****	*****

*****	*****

*****	*****

3.2. Royalties. With respect to any Immunoglobulin subject to Section 2.5(b) as to which an Option is exercised and a license taken under Section 2.5(a)(i), but not as to which an Option is exercised and a license taken under Section 2.5(a)(ii), AFFIMED or the applicable AFFIMED Collaborator shall pay to XOMA a royalty in cash equal to ***** of the Net Sales by or on behalf of AFFIMED or such AFFIMED Collaborator of any such Immunoglobulin in each calendar quarter, commencing with the first calendar quarter ending after the Effective Date.

(a) With respect to any Immunoglobulin subject to Section 2.5(b) as to which an Option has been exercised and a license taken under Section 2.5(a)(ii), but not as to which an Option and a license taken under Section 2.5(a)(i), AFFIMED shall pay to XOMA a royalty in cash equal to ***** of the Net Sales by or on behalf of AFFIMED of any such Immunoglobulin in each calendar quarter, commencing with the first calendar quarter ending after the Effective Date.

(b) With respect to any Immunoglobulin subject to Section 2.5(b) as to which an Option has been exercised and a license taken under both Sections 2.5(a)(i) and 2.5(a)(ii), AFFIMED shall pay to XOMA a royalty in cash equal to ***** of the Net Sales by or on behalf of AFFIMED of any such Immunoglobulin in each calendar quarter, commencing with the first calendar quarter ending after the Effective Date.

(c) Royalties shall be payable on a country-by-country and Immunoglobulin by Immunoglobulin basis from the First Commercial Sale of such Immunoglobulin (or any composition of matter or article of manufacture comprising or containing such Immunoglobulin) until the expiration of the last-to-expire XOMA Patent Right in such country with respect to which a Valid Claim covers the manufacture, use, sale, offer for sale, import or export of such Product or the tenth (10th) anniversary of such First Commercial Sale, whichever is later.

3.3. Payments; Currency. All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by XOMA. Payments required pursuant to Section 3.1 hereof shall be due and payable to XOMA when the corresponding milestone is achieved and shall be paid within thirty (30) days thereof Payments required pursuant to Section 3.2 hereof shall be due and payable to XOMA when the corresponding Net Sales are received by AFFIMED, the AFFIMED Collaborator, or any Joint Venture in which AFFIMED is a participant and shall be paid within sixty (60) days of the end of each calendar quarter. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such payments relate.

3.4. Payment Reports. AFFIMED shall make a written report to XOMA within ***** of the achievement of each of the milestones set forth in Section 3.1, stating in each such report the Licensed Immunoglobulin or Immunoglobulin to which such milestone relates and the specific milestone achieved, including the relevant agency or other regulatory body. After the First Commercial Sale of a Licensed Immunoglobulin or Immunoglobulin subject to Section 2.5(b) on which royalties are required to be paid hereunder, AFFIMED shall make quarterly written reports to XOMA within ***** after the end of each calendar quarter, stating in each such report, the description and aggregate Net Sales of each Licensed Immunoglobulin or Product sold during the calendar quarter. XOMA shall treat all such reports as Confidential Information of AFFIMED Concurrently with the making of such reports, AFFIMED or, as applicable, the AFFIMED Collaborator, shall pay XOMA the amounts specified in Sections 3.1 and 3.2 hereof.

3.5. Payment Records and Inspection. AFFIMED and each AFFIMED Collaborator shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of AFFIMED for at least ***** following the end of the calendar quarter to which they pertain. Upon the written request of XOMA and not more than once in each calendar year, AFFIMED shall permit an independent consultant appointed by XOMA and reasonably acceptable to AFFIMED to have access during normal business hours to such of the records as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than ***** prior to the date of such request. The consultant shall disclose to XOMA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the consultant without the prior consent of AFFIMED unless disclosure is required by law, regulation or judicial order. Inspections conducted under this Section 3.5 shall be at the expense of XOMA, unless an underpayment exceeding ***** of the amount stated for the full period covered by the inspection is identified, in which case all out-of-pocket costs relating to the inspection will be paid promptly by AFFIMED. Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid promptly by AFFIMED, with interest from the date(s) such amount(s) were due at an annual rate equal to the lesser of the prime rate reported by the Bank of America plus ***** or the highest interest rate permitted under applicable law.

3.6. Commercially Reasonable Efforts. AFFIMED will use commercially reasonable efforts until clinical phase III to exploit the XOMA Patent Rights and maximize the amounts available to be shared with XOMA pursuant to this Article 3.

ARTICLE 4

AFFIMED GRANT OF RIGHTS TO XOMA

4.1. License Grants. AFFIMED hereby grants to XOMA, on its own behalf and on behalf of any XOMA Development Partner or XOMA Licensee, a fully paid-up, non-exclusive, royalty-free, worldwide license or sublicense, as the case may be, under the AFFIMED Patent Rights, to engage in Research and to discover, isolate, optimize, develop, offer to use, use, offer for sale, sell, make, have made, export and import Immunoglobulins or any product containing or comprising an Immunoglobulin. Included within the grants provided for by this Section 4.1, without limiting such grants shall be (a) the right to make and use Antibody Phage Display Materials and to make, use, sell, offer for sale, import or export any composition of matter or article of manufacture arising out of the use of Antibody Phage Display Materials, including, without limitation any XOMA Libraries), and (b) a fully paid-up, non-exclusive, royalty-free worldwide right and license under the AFFIMED Patent Rights to all uses of the Project Materials by itself or any Third Party, including a XOMA Development Partner or XOMA Licensee and any data, materials, compositions of matter or articles of manufacture arising therefrom. XOMA is licensed hereby to use Antibody Phage Display Materials, including without limitation display libraries, received from or used by any Third Party, free from any contractual obligations or limitations otherwise applicable thereto, so long as XOMA otherwise abides by the terms and conditions of this Agreement. Any use of such phage display materials by XOMA shall be governed in all respects by the provisions of this Agreement and not the provisions of any agreements between AFFIMED and any Third Party.

4.2. Limited Sublicense Rights. The rights granted pursuant to Section 4.1 shall include, but expressly as limited by this Section 4.2, the right to grant sublicenses under the AFFIMED Patent Rights to the extent reasonably necessary for XOMA, on its own behalf, on behalf of a XOMA Licensee or XOMA Development Partner, to license, develop, commercialize or otherwise enjoy the benefit of any Immunoglobulin or other composition of matter or article of manufacture discovered, isolated, characterized, or optimized by XOMA. For the avoidance of doubt, AFFIMED remains in the exclusive control of the AFFIMED Technology .and insofar no rights are transferred by this Agreement to XOMA, a XOMA Licensee or a XOMA Development Partner.

4.3. Covenant Not To Sue. AFFIMED covenants that it shall not initiate or permit any Third Party over whom it has control to initiate or assist in any way in the initiation or prosecution of any action asserting a claim of infringement under the AFFIMED Patent Rights or misappropriation of the Project Materials against XOMA, a XOMA Development Partner, XOMA Licensee or any Third Party collaborating in the commercialization of any Immunoglobulin discovered, isolated, characterized, optimized, developed or made by XOMA. For the avoidance of doubt, the covenant not to sue contained within this Section 4.3 shall include any and all claims that arise out of (a) the use by XOMA of any materials or services created by XOMA or any Third Party, including a Third Party engaged in a Commercial Antibody Evolution Business or Commercial Antibody Phage Display Business; (b) utilization of the XOMA Patent Rights or use of the XOMA Know-How; and (c) use or transfer of the Project Materials as permitted under the provisions of this Agreement. The covenant not to sue provided by this Section 4.3:

(a)	is personal to XOMA and, as applicable, any XOMA Development Partner and cannot be assigned or transferred; and

(b)	does not extend to activities conducted on behalf of any person or entity other than XOMA or its Development Partners.

4.4. Maintenance of Third Party Licenses. AFFIMED shall maintain in full force and effect all of the Third Party Licenses. In the event an event of default or termination occurs or if any such license is about to expire, AFFIMED shall provide prompt notice thereof to XOMA who shall, to the maximum extent possible, be permitted, on its own behalf, including, without limitation, by causing AFFIMED to cure or to extend the term of the applicable license, insure continuing rights under such licenses.

ARTICLE 5

XOMA LIBRARY PROJECT

5.1. AFFIMED Library Construction.

(a) Under the terms and conditions of this Agreement and as described in Schedule 5.1, AFFIMED agrees to create (each a “XOMA Library Project”) ***** libraries of antibody genes, and expression vectors encoding such antibody genes, derived from ***** samples (each a “XOMA Library”). At XOMA’s option and upon its written request, AFFIMED shall create each XOMA Library in accordance with XOMA’s written instructions and specifications (each a “XOMA Library Specification”) by applying any technology then under AFFIMED’s control. Each XOMA Library Specification shall provide reasonable detail setting forth the nature and characteristics of the XOMA Library to be constructed. For the avoidance of doubt, at XOMA’s request, the XOMA Library may be encoded in expression vectors, including bacteriophage or phagemid display vectors of XOMA’s selection. Within thirty (30) days of the request by XOMA, at AFFIMED’s request, XOMA shall provide such written technical and other information that is reasonably necessary for AFFIMED to assess the technical requirements for construction of the XOMA Library.

(b) Within sixty (60) days of the provision of the XOMA Specification, AFFIMED shall provide in writing the anticipated timeline and a good faith estimate of the total Direct AFFIMED Costs required for construction of the applicable XOMA Library. Within thirty (30) days of the receipt of such timeline and cost estimate, XOMA shall comment on and either approve or, after good faith negotiations with AFFIMED, modify and approve such timeline and cost estimate. At any time prior to the commencement of a XOMA Library Project, XOMA may cancel such XOMA Library Project and such cancelled XOMA Library Project shall not be counted with respect to the other provisions of this Article 5. AFFIMED shall use commercially reasonable and diligent efforts to commence and complete the activities necessary for the completion of the creation and transfer to XOMA of each XOMA Library with the same level of skill, resources and personnel as it would apply to a similar project undertaken on its own behalf. With respect to each XOMA Library Project, AFFIMED shall not discriminate against the XOMA Library Project in favor of any Third Party or any of AFFIMED’s internal projects with respect to the application of any techniques or know-how or access to technology or skilled personnel. For each calendar quarter while a XOMA Library Project is being conducted, AFFIMED, with the consultation and approval of XOMA, shall, as necessary, update and revise the cost estimates and timelines associated therewith. AFFIMED shall represent and warrant that its activities, the materials and methods used by AFFIMED and any Project Materials provided to XOMA shall be free of claims of patent infringement or misappropriation by any Third Party.

5.2. Cost Reimbursement. For each XOMA Library Project that meets their applicable XOMA Library Specification, XOMA will reimburse AFFIMED for all Direct AFFIMED Costs actually incurred by AFFIMED; provided, however, that XOMA shall not be obligated to pay any Direct AFFIMED Cost that exceeds ***** of the estimate of costs approved by XOMA in accordance with Section 5.l(b). For the first XOMA library Project that meets the applicable XOMA Library Specification, XOMA shall bear ***** of the Direct AFFIMED Costs. Payments are due ***** from receipt of each invoice. Late payments shall accrue interest from the date such amount(s) were due at the prime rate reported by the Bank of America plus *****, or the greatest, amount allowed by law, whichever is less. AFFIMED shall create and maintain sufficient records to provide backup for any amount reimbursed by XOMA. In the event a XOMA Library Project does not meet the applicable XOMA Library Specification such XOMA Library Project shall not be counted against the maximum of ***** XOMA Library Projects provided for under Section 5.1 and XOMA and AFFIMED shall discuss in good faith the best method of correcting any failure to meet the XOMA Library Specification.

5.3. Transfer of Project Materials. Within ***** after a written request by XOMA, AFFIMED shall, pursuant to XOMA’s form of sale document, sell for the sum of ***** to XOMA all of the Project Materials, including the XOMA Library, arising out the applicable XOMA Library Project. AFFIMED shall provide up to ***** of AFFIMED scientific staff time at AFFIMED facilities during the first ***** after transfer to XOMA (which period may be extended by mutual consent of the parties, which consent shall not be unreasonably withheld) *****. For the avoidance of doubt, other than the payment of the applicable Direct AFFIMED costs and the *****, XOMA shall owe no further financial obligations to AFFIMED for any use of the XOMA Library, including, without limitation, making, having made, using, selling, offering to sell, importing or exporting any Immunoglobulin derived therefrom. AFFIMED represents and warrants that the Project Materials to be transferred pursuant to this Section 5.3 will comprise those materials reasonably necessary for reasonably qualified Third Parties to conduct antibody discovery activities.

5.4. XOMA Rights/Grant of License to XOMA.

(a) With the exception of the AFFIMED Technology (other than as required to make, use, sell, offer for sale, import or export Project Materials) and subject to the provisions of Section 5.4(c), all information, know-how, inventions, compositions of matter or articles of manufacture, including without limitation customized protein, Immunoglobulin or nucleic acid libraries, expression vectors, ideas, inventions, concepts, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, techniques and assay protocols arising out of or directly relating to a XOMA Library Project (the “Project Materials”) and any intellectual property rights arising therefrom shall be owned solely and exclusively by XOMA.

(b) Subject to the mandatory provisions of the German Act on Employee’s Inventions (“Arbeitnehmererfindungsgesetz”), as amended, AFFIMED shall give XOMA reasonable written notice of any Inventions made by an AFFIMED employee during any activities undertaken on behalf of XOMA pursuant to this Agreement. AFFIMED, with the consultation and at the direction of XOMA, shall record, disclose and file patent applications for any inventions arising out of or relating to any activities undertaken on behalf of XOMA under this Agreement or any Project Materials and shall immediately, and without further consideration, execute and cause the inventors thereof to execute such agreements as to effectively and permanently assign such patent applications and any patents issuing therefrom to XOMA. In addition, AFFIMED shall, at its own cost and expense, execute such documents as may be reasonably necessary to assign all right, title and interest in and to such Project Materials and any intellectual property rights arising therefrom or from a XOMA Library Project, including from any Inventions subject to the Arbeitnehmererfindungsgesetz. AFFIMED shall, at XOMA’s sole expense and discretion, cooperate with XOMA in the filing, prosecution, maintenance, defense or enforcement of any right or interest arising out of or relating to the Project Materials and any intellectual property rights arising therefrom or from a XOMA Library Project. AFFIMED shall establish internal procedures to insure that access to Project Materials is safeguarded from Third Parties or any AFFIMED employee not directly working on the XOMA Library Project. At XOMA’s option, AFFIMED will execute such documents and assignments as are necessary to evidence XOMA’s right, license and exclusive ownership interest in and to the subject matter of each XOMA Library Project or Project Materials;

(c) To the maximum extent permissible as it relates to any XOMA Library and any Project Materials relating thereto and with the exception of the AFFIMED Technology (other than as required to make, use, sell, offer for sale, import or export Project Materials), AFFIMED shall grant, sublicense or extend the benefit to XOMA of any rights, licenses or other rights to any intellectual property, including patents or patent rights, under the control of AFFIMED or as to which AFFIMED has the power to make such grant, provided, however, that in the event such grant, sublicense or extension of benefit requires the payments of any amount by XOMA or AFFIMED, at XOMA’s option, XOMA may either pay and hold AFFIMED harmless from such payments or waive such grant. The license grant of this Section 5.4(c) excludes (i) the conduct of a Commercial Antibody Phage Display Business or a Commercial Evolution Business, and (ii) the conduct of any phage display services or other Immunoglobulin discovery activities for any Third Party except a XOMA Licensee.

5.5. Covenant Not To Sue. AFFIMED covenants that it shall not assert any claims or permit any Third Party over whom it has control to initiate or assist in any way in the initiation or prosecution of any action asserting a claim of infringement under the AFFIMED Patent Rights against XOMA or any XOMA Licensee or misappropriation of the Project Materials against XOMA to the extent such claims arise out of (a) use of the Project Materials by XOMA as permitted under the provisions of this Agreement or (b) the discovery, isolation, optimization or development by XOMA or a XOMA Licensee, or the manufacture, use, offer for use, sale, offer for sale, importation and exportation, of any Immunoglobulin or product containing or comprising an Immunoglobulin which was discovered under conditions which but for this license would constitute misappropriation of any AFFIMED Technology or infringement of the AFFIMED Patent Rights.

5.6. Ownership; Enforcement. AFFIMED retains ownership and control of the AFFIMED Patent Rights and the AFFIMED Technology; provided that any transfer of the AFFIMED Patent Rights or the AFFIMED Technology shall be subject to the license and other rights granted XOMA hereunder. AFFIMED may use and commercialize the AFFIMED Patent Rights and the AFFIMED Technology itself or with any Third Party. AFFIMED retains the right, at its sole discretion, to enforce, maintain and otherwise protect the AFFIMED Patent Rights and the AFFIMED Technology.

ARTICLE 6

XOMA PROCESS DEVELOPMENT PROJECT

6.1. XOMA Process Development Activities.

(a) Pursuant to the terms of this Agreement and the Work Plan(s), XOMA shall provide to AFFIMED cell line development and process development services (the “Services”) directed to the creation of an E. Coli cell line for one (1) AFFIMED Product created by and under the exclusive control of AFFIMED.

(b) Work Plan Development Process. Annexed hereto as Schedule 6.1(b) is a detailed work plan (the “Work Plan”) for the schedule of activities to be undertaken with respect to the AFFIMED Product subject to this Article 6. Upon mutual consent, the Work Plan may be reviewed and modified by AFFIMED AND XOMA. The Work Plan sets forth the Services to be performed by XOMA, the anticipated timing, work flow and deliverables for the process development and cell line development activities to be undertaken with respect to such AFFIMED Product and the expected attributes of any deliverables (the “Deliverables”) to be provided by XOMA to AFFIMED. The Work Plan shall be implemented by a working committee comprised of not less than two (2) XOMA employees and two (2) AFFIMED employees to oversee and review the implementation of the Work Plan.

(c) Discharge of Work Plan. XOMA shall use its commercially reasonable efforts to perform the Services and to provide the facility, supplies and staff necessary to complete the Work Plan, as it may be modified as provided herein, in accordance with the terms of this Agreement at XOMA’s fully burdened cost. In the event of any conflict between the terms set forth in this Agreement and the terms set forth in the Work Plan, the terms contained in this Agreement shall govern. With respect to the Services to be performed:

(i)	AFFIMED will provide XOMA with sufficient amounts of cell line reference standards or other materials as required to perform the Services, as well as all documentation and such other data owned or controlled by AFFIMED, XOMA, in its sole judgment) determines may be necessary to apprise XOMA of the stability of the materials, process characteristics, proper storage, and manufacturing and safety requirements;

(ii)	XOMA reserves the right to employ subcontractors from time-to-time to undertake certain activities related to the provision of Services or the Work Plan. All subcontractors will be subject to obligations of confidentiality consistent with provisions of this Agreement. XOMA will be responsible for the performance of any subcontractor used by it; and

(iii)	in discharging its obligations under the Work Plan, XOMA shall comply with applicable government regulatory requirements appropriate to the provision of Services and such Work Plan. Should any applicable government regulatory requirements be changed, XOMA will use commercially reasonable efforts to comply with the applicable changed requirements. If compliance with such applicable changed regulatory requirements necessitates, in the reasonable judgment of XOMA, a material change in the Services or Work Plan, or an increase in the costs of the Services provided by XOMA, XOMA will submit to AFFIMED a revised technical and cost proposal for AFFIMED’s acceptance and, on and after the date of such submission, upon written notice to AFFIMED, may suspend any and all Services impacted by the applicable changed regulatory requirements until such time as AFFIMED and XOMA reach agreement on a revised proposal.

6.2. XOMA Milestone. Upon achievement of the Milestone (as that term is defined in the Work Plan), AFFIMED will pay to XOMA, by wire transfer, the sum of *****. This amount shall be creditable by AFFIMED against any other payments due to XOMA pursuant to Article 3 hereunder.

6.3. Intellectual Property Matters. AFFIMED shall own all right, title and interest in and to any and all Deliverables and any inventions relating specifically to the AFFIMED Product subject to the Work Plan, and any AFFIMED know-how relating thereto. XOMA shall own and retain all rights to any inventions relating to manufacturing methods and processes including any production, purification and development of the bacterial cell line.

ARTICLE 7

CONFIDENTIALITY

7.1. Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for ***** thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except to the extent that it can be established by the receiving party by written proof that such Confidential Information:

(a)	was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement; or

(d)	was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

7.2. Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or government regulations or conducting clinical trials; provided, however, that if a party is required to make any such disclosure of another party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Attached hereto as Schedule 7.2 is a redacted copy of this Agreement which AFFIMED shall be free, without obtaining any consent from XOMA, to provide to Third Parties who indicate an interest in becoming an AFFIMED Collaborator.

7.3. Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other party; provided, that disclosures may be made as required by securities or other applicable laws, or to a party’s accountants, attorneys and other professional advisors.

7.4. Agreement Announcement. The parties hereby agree to the release of a press release in the form attached hereto as Schedule 7.4 upon full execution of this Agreement and that the fact of the consummation of this Agreement shall be deemed to be in the public domain.

ARTICLE 8

ARTICLES REPRESENTATIONS AND WARRANTIES

8.1. Representations and Warranties.

(a) XOMA represents and warrants to AFFIMED that: (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the XOMA Patent Rights; (ii) XOMA has the legal right, authority and power to enter into this Agreement;

(iii) this Agreement shall constitute a valid and binding obligation of XOMA enforceable in accordance with its terms; and (iv) the performance of obligations under this Agreement by XOMA shall not result in a breach of any agreements, contracts or other arrangements to which it is a party.

(b) AFFIMED represents and warrants to XOMA that: (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the AFFIMED Patent Rights; (ii) AFFIMED has the legal right, authority and power to enter into this Agreement; (iii) this Agreement shall constitute a valid and binding obligation of AFFIMED enforceable in accordance with its terms; (iv) the performance of obligations under this Agreement by AFFIMED shall not result in a breach of any agreements, contracts or other arrangements to which it is a party and (v) the AFFIMED Patent Rights are all of the patents or patent applications under its control or as to which it can grant licenses or sublicense that cover or related to Antibody Phage Display or the activity of XOMA business as disclosed to it by XOMA; and (vi) each of the AFFIMED Third Party Licenses is in full force and effect and, to AFFIMED’s knowledge, is enforceable in accordance with its terms and there exists no breach of any thereof.

8.2. Disclaimer. Nothing in this Agreement is or shall be construed as:

(a)	A warranty or representation by XOMA or AFFIMED as to the validity or scope of any claim or patent within the XOMA Patent Rights or the AFFIMED Patent Rights, as the case may be;

(b)	A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

(c)	An obligation to bring or prosecute actions or suits against Third Parties for infringement of any of the XOMA Patent Rights or the AFFIMED Patent Rights;

(d)	An obligation to maintain any patent or to continue to prosecute any patent application included within the XOMA Patent Rights or the AFFIMED Patent Rights in any country; or

(e)	Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of XOMA, AFFIMED or Third Parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the XOMA Patent Rights or the AFFIMED Patent Rights, as the case may be.

8.3. No Other Warranties. EXCEPT AS OTHERWISE SET FORTH IN SECTION 8.1 ABOVE, NEITHER PARTY HERETO MAKES ANY WARRANTIES WITH RESPECT TO ANY OF THE PATENT RIGHTS, MATERIALS OR KNOW-HOW LICENSED HEREUNDER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY

SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF VALIDITY OF SUCH PATENT RIGHTS, MATERIALS OR KNOW-HOW, OR OF NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE 9

TERM AND TERMINATION

9.1. Term. Subject to Sections 9.4 and 9.5 hereof, the term of this Agreement will commence on the Effective Date and (a) with regard to the license and other rights granted to AFFIMED and any AFFIMED Collaborators by XOMA pursuant to Article 2, this Agreement shall remain in full force and effect until the last to expire of the XOMA Patent Rights or the tenth anniversary of the First Commercial Sale of the last Immunoglobulin subject to Section 2.5(b) to be launched, whichever is later, unless earlier terminated by XOMA pursuant to Section 9.2 or 9.3; and (b) with regard to the license and other rights granted to XOMA and any XOMA Development Partners or XOMA Licensees by AFFIMED pursuant to Article 4, this Agreement shall remain in full force and effect until the last to expire of the AFFIMED Patent Rights; provided, however, that upon such expiration and absent any earlier termination pursuant to Section 9.2 or 9.3, XOMA shall have a royalty-free, fully paid up right and license to continue to use the Project Materials as permitted by Article 4.

9.2. Termination for Material Breach. With regard to (a) the license and other rights granted to AFFIMED and any AFFIMED Collaborators by XOMA pursuant to Article 2, or (b) the license and other rights granted to XOMA and any XOMA Development Partners or XOMA Licensees by AFFIMED pursuant to Article 4, this Agreement may be terminated by the non-breaching party upon any material breach by XOMA or AFFIMED, as the case may be, of any material obligation or condition of the Agreement, in either case effective ***** after giving notice to the breaching party of such termination in the case of a payment breach and ***** after giving written notice to the breaching party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such breach is cured or shown to be non-existent within the aforesaid ***** or ***** period, the notice shall be deemed automatically withdrawn and of no effect and the notifying party shall provide written notice to the breaching party of the withdrawal. A termination of the breaching party’s rights and licenses pursuant to this Section 9.2 shall not effect the non-breaching party’s rights and licenses, which shall continue until otherwise terminated in accordance with this Agreement.

9.3. Termination for Insolvency. If voluntary or involuntary proceedings by or against either party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for either party, or proceedings are instituted by or against either party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within ***** after the date of filing, or if either party makes an assignment for the benefit of creditors, or substantially all of the assets of either party are seized or attached and not released within ***** thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

9.4. Effect of Termination.

(a) Termination of this Agreement shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b) Upon any termination of this Agreement, AFFIMED and XOMA shall promptly return to the other party all Confidential Information received from the other party (except that each party may retain one copy for its files solely for the purpose of determining its: rights and obligations hereunder).

(c) Except as expressly provided in this Article 9, all licenses granted under Article 2 hereof shall terminate and be of no further effect upon the termination of this Agreement.

(d) For the avoidance of doubt, any termination of this Agreement shall not effect any right or license to XOMA, any XOMA Development Partner, any XOMA Licensee or any Third Party covered by Article 4 may have with respect to any Project Materials, Immunoglobulins, compositions of matter or articles of manufacture existing as of the effective date of the termination (the “Existing Materials”) and as to such Existing Materials, the grants of Article 4 shall continue until the last to expire of the applicable AFFIMED Patent Rights.

9.5. Survival. Sections 2.8, 2.9, 2.10, 3.1 through 3.5, 5.4(a), 5.4(b), 9.1, 9.2, 9.4 and 9.5, and Articles 1, 4 (to the extent provided in Section 9.2), 7, 8 and 10, of this Agreement shall survive any termination hereof.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1. Governing Laws. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of New York, without reference to conflicts of laws principles.

10.2. Assignment. Neither party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder without the prior written consent of the other party, other than (a) to one or more Affiliates, (b) to a successor of XOMA Ltd. under a Change in Control of XOMA Ltd., or (c) in the case of XOMA, to a Third Party in connection with the transfer or sale of all or substantially all of its business relating to Immunoglobulins. Any such attempted transfer or assignment in violation of this Section 10.2 shall be void; provided that in the, event of a permitted Change in Control, the original party’s (or its successor’s) obligations hereunder shall continue. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

10.3. Certain Changes in Control. (a) Notwithstanding any other provision of this Agreement to the contrary, solely at XOMA’s option, unless the provisions of Section 10.3(b) are met, the license and other rights granted to AFFIMED and any AFFIMED Collaborators pursuant to Article 2 shall automatically terminate, in whole or in part, without further action by the parties, in the event of a transaction or series of related transactions in which AFFIMED is a party and which results in a Change in Control of AFFIMED or the sale of all or substantially all of the antibody discovery or assets used for Antibody Phage by AFFIMED.

(b) The provisions of Section 10.3(a) shall, for a single Change of Control transaction not apply to the purchase of AFFIMED or all of the antibody discovery assets used for Antibody Phage Display by AFFIMED to a Third Party if (i) the acquiring Third Party has a market capitalization of less than ***** (as determined either by the acquirer’s share price on the relevant stock exchange thirty (30) days prior to the Change of Control becoming effective or (when the acquiring Third Party is not listed) by the value as determined in the acquirer’s last financing round according to the generally accepted principles for the evaluation of companies as applied in such a financing round, provided, however, that the market capitalization threshold set forth in this Section 10.3(b)(i) shall be adjusted (i.e., increased or decreased) by multiplying it by a fraction (expressed as a percentage), the numerator of which is the average NASDAQ Composite Index for the thirty (30) days beginning sixty (60) days, and ending thirty (30) days, prior to the Change of Control becoming effective and the denominator of which is the average NASDAQ Composite Index for the thirty (30) days after the Effective Date; (ii) such acquiring Third Party either is not engaged in a Commercial Antibody Phage Display Business or Commercial Antibody Evolution Business or is engaged in a Commercial Antibody Phage Display Business or Commercial Antibody Evolution Business that has been licensed by XOMA (in which case XOMA shall elect which license continues); (iii) such acquiring Third Party quitclaims any right to extend this Agreement to any Immunoglobulin discovered, isolated, characterized or optimized by its or any other Third Party prior to the effective date of the Change of Control; and (iv) such acquiring Third Party agrees to be bound by all the applicable provisions of this Agreement on a going forward basis.

10.4. Waiver. No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

10.5. Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

10.6. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered or sent in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto, and shall be effective on receipt:

AFFIMED:	Affimed Therapeutics AG Technologiepark Im Neuenheimer Feld 582 69120 Heidelberg Germany Attn: Chief Executive Officer

XOMA:	XOMA Ireland Limited Shannon Airport House Shannon, County Clare Ireland Attn: Company Secretary

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 U.S.A. Attn: Geoffrey E. Liebmann

10.7. Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute XOMA or AFFIMED as partners or joint venturers with respect to this Agreement. Except as expressly provided herein, neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

10.8. Compliance with Laws. In exercising their rights under this license, the parties shall comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

10.9. Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code (“Title XI”), licenses of rights to “intellectual property” as defined in Title XI. During the term of this Agreement each party shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against one party under Title XI, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other party, shall be promptly delivered to it (a) upon such party’s written request following the commencement of such bankruptcy proceeding, unless the party subject to such bankruptcy proceeding, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other party’s request following the rejection of this Agreement by or on behalf of the party subject to such bankruptcy proceeding. If a party has taken possession of all applicable embodiments of the intellectual property of the other party pursuant to this section 10.9 and the trustee in bankruptcy of the other party does not reject this Agreement, the party in possession of such intellectual property shall return such embodiments upon request. If a party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(l), the other party hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by law.

10.10. Use of Name. Neither party shall use the name or trademarks of the other party, except to the extent that a party is permitted to use the Confidential Information of the other party pursuant to Article 7, without the prior written consent of such other party.

10.11. Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

10.12. Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

10.13. Arbitration.

(a) Any controversy or claim between the parties to this Agreement (other than any dispute which arises out of or relates to infringement, validity and/or enforceability of the XOMA Patent Rights or the AFFIMED Patent Rights) arising out of or relating to this Agreement or the breach thereof shall be finally determined by arbitration in New York, in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution (“ICDR”) or other rules agreed to by the parties involved in the dispute, by a panel of three neutral arbitrators (at least two of whom who shall have significant experience in the biotechnology industry), who shall be selected by the parties involved in the dispute using the procedures for arbitrator selection of the ICDR.

(b) The parties acknowledge that this Agreement evidences a transaction involving interstate commerce and is subject to the New York Convention on enforcement of arbitral awards. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement. Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 10.13 shall be construed, and the legal relations among the parties shall be determined in accordance with, the substantive laws of the State of New York.

(c) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the parties involved in the dispute, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof.

(d) Except as provided under the United States Arbitration Act and with respect to the infringement, validity and/or enforceability of the XOMA Patent Rights or the AFFIMED Patent Rights, no action at law or in equity based upon any dispute that is subject to arbitration under this Section 10.13 shall be instituted.

(e) The arbitral panel shall have the authority to award, in its discretion, part or all the expenses of any arbitration pursuant to this Section 10.13, including fees and expenses of the prevailing party’s attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, to the prevailing party.

10.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, XOMA and AFFIMED have executed this Agreement in duplicate originals by duly authorized officers.

AFFIMED THERAPEUTICS AG		XOMA IRELAND LIMITED

By:	/s/ Melvyn Little	By:	/s/ Alan Kane
	Name: Melvyn Little, Ph.D	Alan Kane, Director
	Title: Chief Scientific Officer		duly authorized for and on behalf of XOMA Ireland Limited in the presence of:

/s/

SCHEDULE 1.4

AFFIMED Antibody Patents

	PREPARATION AND USE OF GENE BANKS OF HUMAN ANTIBODIES	PREPARATION AND USE OF GENE BANKS OF SYNTHETIC HUMAN ANTIBODIES
PUBLISHED PCT	-?No PCT?	WO-A-88/06630
US	US-B 6,319,690 GRANTED Nov. 20, 2001	US-B 5,840,479 GRANTED Nov. 24 1998
EUROPE	EP-A 0 440 147 EP-A 1566442	EP-B 0 440 146 GRANTED Nov 20 1996
AUSTRALIA	AU 633682, AU 7011391 PENDING	AU638535, AU7011591 PENDING
JAPAN	JP-AA 4211394 PENDING JP 03514778 B2	JP-AA 4211395 PENDING
CANADA	CA-A 2035381 PENDING	CA-A 2035384 PENDING
SOUTH KOREA	KR 18623 B1	KR 221897B1
PORTUGAL	PT-B 96625	PT-B 96624
GERMANY	DE-A 40 03 881, DE-A 40 02 898 PRIORITY APPLICATIONS, PENDING DE 59109264	DE-A 40 03 880, DE-A 40 02 897 PRIORITY APPLICATIONS, PENDING DE 59108350
AUSTRIA	AT-E 0277179	AT-E 145427 PENDING
ISRAEL	IE 910335	IE 910336
SPAIN	ES 2225816	ES 2097157
GREECE		GR 3022131
DENMARK		DK 044016

	Phagemid for Anti-body Screening (M. Little)	Recombinant Antibodies at the Surface of E. Coli (M. Little)	Dimeric and Multimeric Antigen Binding Structure (Affimed)	Single-Strand Antigen Binding Structure (M. Little)
US	US 5,849,500 US 5,985,588 US 6,127,132 US 6,387,627 US 6, 730,483 US 20020160463A1		2005/0079170 PENDING

PCT	W09308288
EUROPE	EP1065271A1 EP0547201B1	WO 93/01287	WO 03/025018 EP 1293514	WO 02/50118
GERMANY	DE59209896CO DE4122599C2 DE4122599A 1
JAPAN	JP06500930T2
SPAIN		ES2118822T3
AUSTRALIA				AU0234488A5

SCHEDULE 1.7

AFFIMED Third Party Licenses

Affimed has license agreements with Dade-Behring, CAT and Dyax.

l.	Dade-Behring:

Affimed has an exclusive license from Dade-Behring for the generation of human IgM and synthetic antibody libraries.

2.	CAT

Affimed has a sublicense from CAT for the generation of antibody libraries and screening by phage display.

3.	Dyax

Affimed has a royalty free cross-licensing agreement for the use of their phage display technology. In return, Dyax has the right to use our IgM library IP for the generation of IgM-based libraries. The rights to make or use such a library cannot be transferred to a third party.

SCHEDULE 1.34

XOMA Patent Rights –Bacterial Expression

A. Title: Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use

Inventors:        Robinson, Liu, Horwitz, Wall, Better

1)	Based on PCT/US86/02269, which is a continuation-in-part of U.S. Application No. 06/793,980 filed November 1, 1985 (abandoned).

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	65981/86	606,320
Denmark	3385/87	PR 175680 B1
Taiwan	75105650	51922
*United States	06/793,980
*United States	U.S. National Phase of PCT/US86/02269

*	Cases abandoned in favor of a continuing application.

2)	Based on PCT/US88/02514, which corresponds to U.S. Application No. 07/077,528, which is a continuation-in-part PCT/US86/02269 (abandoned), which is a continuation-in-part of U.S. Application No. 06/793,980 (abandoned).

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	23244/88	632,462
Canada	572,398	1,341,235
Denmark	192/90	174824
Denmark	200301155	PR 175654 B1
Denmark	200301156	PR 175581 B1
Europe	EP 88907510.7	EP 0371998
Austria	EP 88907510.7	EP 0371998
Belgium	EP 88907510.7	EP 0371998
France	EP 88907510.7	EP 0371998
Germany	BP 88907510.7	p 3888186.1
Italy	EP 88907510.7	EP 0371998
Luxembourg	EP 88907510.7	EP 0371998
Netherlands	EP 88907510.7	EP 0371998
Sweden	EP 88907510.7	EP 0371998
Switzerland/Liechtenstein	EP 88907510.7	EP 0371998
United Kingdom	EP 88907510.7	EP 0371998
Europe	EP 93100041.8	EP 0550400
Austria	EP 93100041.8	EP 0550400
Belgium	EP 93100041.8	EP 0550400

COUNTRY	APPLICATION NO.	PATENT NO.
France	EP 93100041.8	EP 0550400
Germany	EP 93100041.8	p 3855421.6
Italy	EP 93100041.8	EP 0550400
Luxembourg	EP 93100041.8	EP 0550400
Netherlands	EP 93100041.8	EP 0550400
Sweden	EP 93100041.8	EP 0550400
Switzerland/Liechtenstein	EP 93100041.8	EP 0550400
United Kingdom	EP 93100041.8	EP 0550400
Europe	EP 95119798.7	EP 0731167
Austria	EP 95119798.7	EP 0731167
Belgium	EP 95119798.7	EP 0731167
France	EP 95119798.7	EP 0731167
Germany	EP 95119798.7	p 3856440.12
Italy	EP 95119798.7	EP 0731167
Luxembourg	EP 95119798.7	EP 0731167
Netherlands	EP 95119798.7	EP 0731167
Sweden	EP 95119798.7	EP 0731167
Switzerland/Liechtenstein	EP 95119798.7	EP 0731167
United Kingdom	EP 95119798.7	EP 0731167
Japan	506481/88	2991720
*United States	07/077,528

*	Cases abandoned in favor of a continuing application.

3)	Based on U.S. Application No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Application No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson, Liu, Horwitz, Wall, Better) and of U.S. Application No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox) .

COUNTRY	APPLICATION NO.	PATENT NO.
*United States	07/501,092
*United States	07/987,555
*United States	07/870,404
*United States	08/020,671
*United States	09/722,425	Abandoned
*United States	091722,315	Abandoned
United States	08/235,225	5,618,920
United States	08/299,085	5,595,898
United States	08/472,691	6,204,023
United States	08/467,140	5,698,435
United States	08/450,731	5,693,493
United States	08/466,203	5,698,417
United States	10/040,945	Pending

*	Cases abandoned in favor of a continuing application.

B. Title: Novel Plasmid Vector with Pectate Lyase Signal Sequence

Inventors: Lei, Wilcox

Based on U.S. Application No. 07/142,039 filed January 11, 1988 and PCT/US89/00077.

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	29377/89	/627443
Canada	587,885	1,338,807
Europe	EP 89901763.6	EP 0396612
Austria	EP 89901763.6	EP 0396612
Belgium	EP 89901763.6	EP 0396612
France	EP 89901763.6	EP 0396612
Germany	EP 89901763.6	689 26 882 T2
Italy	EP 89901763.6	EP 0396612
Luxembourg	EP 89901763.6	EP 0396612
Netherlands	EP 89901763.6	EP 0396612
Sweden	EP 89901763.6	EP 0396612
Switzerland/Liechtenstein	EP 89901763.6	EP 0396612
United Kingdom	EP 89901763.6	EP 0396612
Japan	501661/89	2980626
*United States	07/142,039
United States	08/472,696	5,846,818
United States	08/357,234	5,576,195

*	Cases abandoned in favor of a continuing application.

C. Title: AraB Promoters and Method of Producing Polypeptides, Including Cecropins, by Microbiological Techniques

Inventors: Lai, Lee, Lin, Ray, Wilcox

Based on PCT/US86/00131, which is a continuation-in-part of U.S. Application No. 06/695,309 filed January 28, 1985 (abandoned).

COUNTRY	APPLICATION NO.	PATENT NO.
Europe	EP 86900983.7	EP 0211047
Austria	EP 86900983.7	EP 0211047
Belgium	EP 86900983.7	EP 0211047
France	EP 86900983.7	EP 0211047

COUNTRY	APPLICATION NO.	PATENT NO.
Germany	EP 86900983.7	P3689598.9-08
Italy	EP 86900983.7	EP 0211047
Luxembourg	EP 86900983.7	EP 0211047
Netherlands	EP 86900983.7	EP 0211047
Sweden	EP 86900983.7	EP 0211047
Switzerland/Liechtenstein	EP 86900983.7	EP 0211047
United Kingdom	EP 86900983.7	EP 0211047
Finland	863891	94774
Japan	500818/86	2095930
Japan	094753/94	2121896
Norway	863806	175870
*United States	06/695,309
*United States	06/797,472
United States	07/474,304	5,028,530

*	Cases abandoned in favor of a continuing application.

SCHEDULE 2.2

Transfer of XOMA Materials

1.	Plasmid DNA

2.	Plasmid Maps

3.	Expression Strain

4.	Lab-Scale Production

5.	Fermentation Production

SCHEDULE 2.4

Form of Notice

XOMA owns a number of patents covering various aspects of bacterial antibody expression and phage display.

XOMA has licensed these patents on a non-exclusive basis to AFFIMED.

Under the license agreement with XOMA:

•	AFFIMED cannot provide evolution or phage display services or transfer related Immunoglobulin information to you without first showing you a redacted copy of its license from XOMA and this notice.

•	If you and AFFIMED enter into a written agreement by which you become a “AFFIMED Collaborator,” then you will be permitted to use AFFIMED evolution or phage display services and related Immunoglobulin and information to research, develop and commercialize antibody Immunoglobulin.

•	Collaborators do not, however, have either the right to (a) produce commercial quantities of such antibodies using XOMA’s patented technology or (b) commercialize any results of research conducted by AFFIMED. Rather, AFFIMED has the right to make Research quantities of antibodies using the XOMA patent rights. AFFIMED has the right to obtain licenses from XOMA on pre-negotiated terms, but subject to certain conditions.

•	Therefore, if you and AFFIMED enter into a written agreement, that agreement must contain certain provisions specified in the license agreement with XOMA, including:

•	Terms pursuant to which you, as the recipient of any transferred materials, would agree to abide by each of the limitations, restrictions and other obligations provided for by the license agreement with XOMA, including, without limitation, the restrictions on use of such transferred materials for purposes other than Research.

•	A covenant not to use transferred materials for any purpose other than for Research purposes otherwise authorized by the license agreement with XOMA.

•	A provision that the “first sale” doctrine does not apply to any disposition of transferred materials.

•	An agreement by you to further dispose of transferred materials only to a third party who otherwise meets the definition of a “AFFIMED Collaborator” set forth in the license agreement with XOMA and who executes a written agreement in which it undertakes all of the obligations applied to the transferring party.

SCHEDULE 5.1

Library Construction Plan

Project

Generation of ***** disease-specific custom libraries

Objective

Affimed will generate ***** phage display libraries representing the antibody repertoire of patients suffering from different diseases. *****

In detail, the project would comprise the following activities:

*****

SCHEDULE 6.1(b)

Affimed Antibody Production Project

ITEMS TO BE PROVIDED BY AFFIMED TO XOMA

*****

XOMA WORK PLAN

*****

*****

*****

CONFIDENTIAL

Redacted Version

SCHEDULE 7.2

Redacted Form of this Agreement

LICENSE AGREEMENT

This License Agreement (this “Agreement”), effective as of September     , 2006 (the “Effective Date”), is entered into by and between XOMA Ireland Limited, a company with limited liability organized under the laws of the Republic of Ireland having offices at Shannon Airport House, Shannon, County Clare, Ireland (with its Affiliates, “XOMA”), and Affimed Therapeutics AG, a company organized under the laws of the Federal Republic of Germany, with offices at Technologiepark, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany (with its Affiliates, “AFFIMED”).

BACKGROUND

A. XOMA is the owner or exclusive licensee of certain patent rights and know-how relating to bacterial cell expression, and AFFIMED wishes to acquire non-exclusive licenses under such patent rights and know-how; and

B. XOMA is willing to grant AFFIMED non-exclusive licenses, on the terms and conditions set forth below, in order to permit AFFIMED to engage in certain research, development and commercial activities; and

C. [Text intentionally omitted.); and

D. [Text intentionally omitted.]; and

E. [Text intentionally omitted.].

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth in this Article.

1.1 “Affiliate” means any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto. For purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlled” and “controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the subject corporation or other entity, whether through the ownership of voting securities, by agreement or otherwise.

1.2 “AFFIMED Collaborator” means a Third Party (a) either (i) from whom AFFIMED in-licenses a target or, solely as provided for under Section 2.6, the variable domains of a ScFv subsequently incorporated into a Tandab or Flexibody for development and/or commercialization or (ii) with whom AFFIMED shares the economic risk of development or commercialization of a target or Immunoglobulin being developed or commercialized on behalf of AFFIMED and (b) who, pursuant to the terms of a bona fide written collaboration agreement, in the AFFIMED Field, engages in Research with AFFIMED, is the intended recipient of a Licensed Immunoglobulin or Licensed Immunoglobulin Information transferred from AFFIMED or is the party in a collaboration relating to one or more Tandabs who will develop, distribute or sell such Tandab(s) subject to Article 3 of this Agreement; provided, however, that such person or entity shall not be deemed to be an AFFIMED Collaborator unless and until the requirements of Section 2.4 are complied with. No person or entity shall be permitted or deemed to be an AFFIMED Collaborator if such person or entity, either as of the date of its written agreement with AFFIMED or thereafter, is or was (a) infringing any XOMA Patent Rights; (b) engaged in the research, development or commercialization of an Immunoglobulin discovered, isolated or characterized by the use of Antibody Phage Display or under conditions which infringe any of the XOMA Patent Rights and/or (c) engaged in a Commercial Antibody Phage Display Business or a Commercial Antibody Evolution Business during the term of this Agreement; provided, however, that, with respect to any variable domains in-licensed as provided in Section 2.6, as long as XOMA retains any rights it may have with respect to the discovery of such variable domains, a Third Party engaged in a Commercial Antibody Phage Display Business or a Commercial Antibody Evolution Business may be an AFFIMED Collaborator with respect to such Tandab or Flexibody pursuant to Section 2.6.

1.3 “AFFIMED Field” means (a) with respect to the rights granted in Section 2.1, Research; (b) with respect to the rights granted in Section 2.5(a)(i), the diagnosis, treatment, prevention or prophylaxis of any human condition or disease; and (c) with respect to the rights granted in Section 2.5(a)(ii), production in E. Coli, but not the commercialization of any composition of matter or article of manufacture so produced. The AFFIMED Field shall not include any Non-Approved Uses.

1.4 [Text intentionally omitted.]

1.5 “AFFIMED Product” means either a Flexibody or a Tandab manufactured in a prokaryote and containing a Licensed Immunoglobulin.

1.6 [Text intentionally omitted.]

1.7 [Text intentionally omitted.]

1.8 “Antibody Evolution” means the purposeful and/or guided alteration, either by random mutation or other means, of one or more characteristics or attributes of an antibody and shall include, without limitation, directed mutagenesis, directed evolution or humanization of an Immunoglobulin.

1.9 “Antibody Phage Display” means the use of Antibody Phage Display Materials, including, without limitation, to conduct Research.

1.10 “Antibody Phage Display Materials” means (i) any collection or library of polynucleotide sequences which encodes at least one Immunoglobulin and which is contained in bacteriophage and/or bacteriophage or phagemid cloning vectors capable of propagation in bacteria; or (ii) any collection or library of bacteriophage wherein an Immunoglobulin is expressed as a fusion protein comprising an Immunoglobulin or at least a functionally operating region of an antibody variable region and an outer surface polypeptide of a bacteriophage. For the avoidance of doubt, and without limiting the definition thereof, specifically excluded from the definition of Antibody Phage Display Materials are any article of manufacture or composition of matter suitable for display, expression or secretion of an Immunoglobulin in or from any organism or system other than bacteria. With respect to AFFIMED, the term “Antibody Phage Display Materials” shall only include such materials or compositions of matter created by and under the exclusive control of Affimed Therapeutics AG and shall not extend to any materials created by or under the control of any Third Party.

1.11 “Change in Control” means, with respect to Affimed Therapeutics AG or XOMA Ltd., any transaction or series of transactions as a result of which any person or group (as defined under the U.S. Securities Exchange Act of 1934, as amended) becomes, directly or indirectly, the beneficial owner of more than fifty percent (50%) of the total voting power of such entity’s equity securities or otherwise gains control of such entity, provided, however, that for the purposes of this definition, a “Change of Control” shall not be deemed to occur upon the issuance or transfer of a controlling interest in the outstanding or issued stock of Affimed Therapeutics AG to bona fide financial investors who hold and control the stock solely for investment purposes.

1.12 “Commercial Antibody Evolution Business” means, with respect to protein or other evolution services, libraries, Immunoglobulins or materials, the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of such protein or other evolution services, libraries, Immunoglobulins and materials, including, without limitation, the sale of Antibody Evolution services.

1.13 “Commercial Antibody Phage Display Business” means, with respect to immunoglobulin or antibody phage display services, libraries, Immunoglobulins or materials, the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of such immunoglobulin or antibody phage display services, libraries, Immunoglobulins and materials.

1.14 “Confidential Information” means any proprietary or confidential information or material disclosed by a party to the other party pursuant to this

Agreement, which is (a) disclosed in tangible form hereunder and is designated thereon as “Confidential” at the time it is delivered to the receiving party, or (b) disclosed orally hereunder and identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

1.15 “Dispose” means to transfer, assign, lease, or in any other fashion dispose of control, ownership or possession, but shall not mean to license or sell. “Disposition” shall have the correlative meaning.

1.16 [Text intentionally omitted.]

1.17 “First Commercial Sale” means the initial transfer by AFFIMED (either directly or through a Third Party, including without limitation any joint venture or similar arrangement in which AFFIMED or an AFFIMED Collaborator is a participant) of an Immunoglobulin subject to Section 2.5(b) for value and not for demonstration, testing or promotional purposes.

1.18 “Flexibody” means a multimeric Fv-antibody, wherein each monomer of the Fv-antibody comprises the following features: *****

1.19 “Immunoglobulin subject to Section 2.5(b)” means any composition of matter or article of manufacture, including without limitation any diagnostic, prophylactic or therapeutic Immunoglobulin as to which AFFIMED elects to exercise its option right pursuant to Section 2.5(b), which (a) contains a Licensed Immunoglobulin; or (b) was discovered or created by, arose out of or is related to the conduct of Research and/or use of a Licensed Immunoglobulin or Licensed Immunoglobulin Information; or (c) was discovered or is sold by or on behalf of AFFIMED or an AFFIMED Collaborator under conditions which constitute utilization of the XOMA Patent Rights or use of the XOMA Know-How; or (d) is an Immunoglobulin as to which AFFIMED, on its own behalf, intends to manufacture in E. Coli, but as to which it does not wish to obtain a license under Section 2.5(a)(i)

1.20 “Immunoglobulin” means any molecule, including without limitation whole length immunoglobulin molecules (e.g., IgG, IgM, IgE, IgA and IgD molecules) and ScFv, Fv and Fab molecules, that has an amino acid sequence by virtue of which it specifically interacts with an antigen and wherein that amino acid sequence consists essentially of a functionally operating region of an antibody variable region, including without limitation any naturally occurring or recombinant form of such a molecule.

1.21 “Licensed Immunoglobulin” means any Immunoglobulin discovered, isolated or characterized by AFFIMED through the use of Licensed Materials, use of the XOMA Know-How, bacterial expression of a polypeptide, or use of any composition of matter claimed in, created by or involving the utilization of any method claimed in any Valid Claim of the XOMA Patent Rights.

1.22 “Licensed Immunoglobulin Information” means any data, know-how or other information relating, concerning or pertaining to a Licensed Immunoglobulin, including, without limitation, data, know-how or other information characterizing or constituting such Licensed Immunoglobulin’s polynucleotide or amino acid sequence, purported function or utility, antigen binding affinity, or physical or biochemical properties.

1.23 “Licensed Materials” means (a) any polynucleotide sequences created by and under the exclusive control of AFFIMED encoding an Immunoglobulin; (b) any expression vector created by or under the exclusive control of AFFIMED which encodes an Immunoglobulin; or (c) any Antibody Phage Display Materials created by and under the exclusive control of AFFIMED. For the avoidance of doubt, and without expanding the definition thereof, specifically excluded from the definition of Licensed Materials is any article of manufacture or composition of matter (i) made or used by a third party; (ii) constituting or useful for the display of Immunoglobulins in any organism other than bacteria; or (iii) created by or under the control of any of the entity engaged in the licensing, manufacture, sale, offer for sale, import or export of antibody phage display services, Immunoglobulin or materials

1.24 “Net Sales” means [Text intentionally omitted.]e.

1.25 “Non-Approved Uses” means any and all uses not directly related to the AFFIMED Field and shall expressly include (a) catalog or on-line sales of cloning or expression vectors, reagents or research or commercial kits; (b) expression of peptides or polypeptides, including Immunoglobulins or binding fragments thereof, on cell surfaces or viral surfaces; (c) identification, selection or expression of proteins, reagents, and/or enzymes or compositions of matter for purely industrial uses or which are useful in the chemical industry and/or industrial manufacturing processes, including, without limitation, the identification, selection or expression of catalytic antibodies; (d) plant science or agricultural applications; and (e) veterinary or animal health applications.

1.26 “Research” means the identification, selection, isolation, purification, characterization, study and/or testing of Immunoglobulins for any purpose, including, without limitation the discovery and development of human therapeutics or diagnostics and shall include Antibody Phage Display using Licensed Materials. Included within the definition of “Research” shall be all in vitro screening or assays customarily performed in pre-clinical research. In the case of AFFIMED, “Research” shall not include (a) any effort to obtain economic value from a Third Party, including, without limitation, from licensing to a Third Party any composition of matter or article of manufacture or any Licensed Immunoglobulin Information; or (b) commercial or industrial manufacture or any activities solely directed to the creation of such capacities.

1.27 “Research Quantities” means those quantities of an Immunoglobulin reasonably required for Research purposes.

1.28 “Tandab” means a bispecific tetravalent homodimeric single chain antibody formed by the dimerisation of a single gene product comprising the heavy and light variable domains of two antibodies, A and B. The order of the domains from the N-terminus can be either AH-BL-BH-AL or AL-BH-BL-AH.

1.29 “Third Party” means any person or entity other than AFFIMED or XOMA.

1.30 “Valid Claim” means (i) a claim of an issued and unexpired patent included within [Text intentionally omitted.] the XOMA Patent Rights [Text intentionally omitted.] which has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (ii) a claim of a pending patent application within [Text intentionally omitted.] the XOMA Patent Rights [Text intentionally omitted.].

1.31 “XOMA Development Partner” means a Third Party from whom XOMA either in-licenses a target for development and/or commercialization or with whom XOMA shares the economic risk of development or commercialization of a target or Immunoglobulin being developed or commercialized on behalf of XOMA.

1.32 “XOMA Know-How” means unpatented and/or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols, whether now existing or obtained in the future (but as to future know-how, only as it relates to the materials transferred to AFFIMED pursuant to Section 2.2 hereof), owned by XOMA which XOMA has the right to license or sublicense and which may be necessary for the practice of the XOMA Patent Rights or which would be misappropriated by the activities of AFFIMED, the AFFIMED Collaborators or the Development Partners of AFFIMED contemplated hereunder with respect to the materials transferred pursuant to Section 2.2 hereof but for this Agreement. XOMA Know-How shall not include the XOMA Patent Rights. All XOMA Know-How shall be confidential information of XOMA.

1.33 “XOMA Licensee” means any third party to which XOMA grants or transfers any rights in respect of any composition of matter or article of manufacture or a third party from whom XOMA in-licenses a target or Immunoglobulin, with whom XOMA collaborates to develop an Immunoglobulin, or who is working with or on behalf of XOMA.

1.34 “XOMA Patent Rights” means the patent applications and patents listed on Schedule 1.34 hereto and, solely to the extent any Valid Claim would cover or be included in the license grants provided for herein, all divisions, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any patents or patent applications, whether now existing or obtained in the future, owned or controlled by XOMA containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing applications).

1.35 Additional Defined Terms. The following terms are defined in the corresponding sections indicated below:

Term	Section

[Text intentionally omitted.]	[Text intentionally omitted.]
ICDR	10.13(a)
In-License Request	2.6
Option	2.5(a)
[Text intentionally omitted.]	[Text intentionally omitted.]
Records	2.8(b)
Research License	2.1
[Text intentionally omitted.]	[Text intentionally omitted.]
Title XI	10.9
Transferred Materials	2.4(a)
[Text intentionally omitted.]	[Text intentionally omitted.]
XOMA Authorized Site	2.7
[Text intentionally omitted.]	[Text intentionally omitted.]

1.36 Interpretation.

(a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b) The recitals set forth at the start of this Agreement, along with the Schedules to this Agreement, and the terms and conditions incorporated in such recitals and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Schedules and the terms and conditions incorporated in such recitals and Schedules;

(c) Unless otherwise provided, all references to Sections, Articles and Schedules in this Agreement are to Sections, Articles and Schedules of and to this Agreement;

(d) All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years; and

(e) The above definitions are intended to encompass the defined terms in both the singular and plural forms.

ARTICLE 2

XOMA GRANT OF RIGHTS TO AFFIMED

2.1 Research License. XOMA hereby grants to AFFIMED a worldwide, fully paid-up, royalty free, non-exclusive, non-transferable license, on its own behalf and on behalf of an AFFIMED Collaborator, and without the right to sublicense, under the XOMA Patent Rights and the XOMA Know-How to make and use Licensed Materials to conduct Research, including Antibody Phage Display (the “Research License”). For the sake of clarity, the Research License is personal to AFFIMED and is to be used on behalf of any AFFIMED Collaborator only in respect of or in connection with the activities that such AFFIMED Collaborator is engaged in that are the basis for meeting the definition of AFFIMED Collaborator and not any other activities. It is understood between the Parties that the license granted by this Section 2.1 is a “research only” license and that, unless and until the Option is exercised in accordance with Section 2.5(a), AFFIMED shall have no rights to commercialize, either directly or indirectly, any Immunoglobulin or Licensed Immunoglobulin Information, arising from the activities subject to this license grant.

2.2 XOMA Transfer to AFFIMED. Within thirty (30) days of the Effective Date, XOMA shall transfer to AFFIMED, at a mutually agreed place and time, the materials identified on Schedule 2.2. For the avoidance of doubt, such materials shall constitute XOMA Know-How. Technology is included in the initial consideration to XOMA under this Agreement and includes up to two person-days of XOMA scientific staff time at XOMA’s facilities for up to two (2) AFFIMED employees within 9 months from the Effective Date (which period may be extended by mutual consent of the parties, which consent shall not be unreasonably withheld). Thereafter, AFFIMED will be able to consult with XOMA scientific staff at $1 ,500/person-day (based on an eight hour day) beyond the two person-days.

2.3 No Implied Rights. Only the rights and licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No license or other rights shall be deemed to have been granted to AFFIMED or an AFFIMED Collaborator other than as expressly provided for in this Agreement. For the avoidance of doubt, the grants of rights made pursuant to Section 2.1 and, upon exercise of the Option, Section 2.5, do not include, and expressly exclude, the following:

(a)	any right or license to engage in any activities on behalf of or in collaboration with any Third Party, other than an AFFIMED Collaborator;

(b)	except upon proper exercise of the Option with respect to each Licensed Immunoglobulin, any right or license to make or have made any amount, other than Research Quantities, of a Licensed Immunoglobulin by practicing the XOMA Patent Rights or the XOMA Know-How;

(c)	any release or right to release any Third Party, including an AFFIMED Collaborator, from any claim of infringement under the XOMA Patent Rights or misappropriation of the XOMA Know-How;

(d)	does not constitute a release or waiver of past, present or future infringement of the XOMA Patent Rights or misappropriation of the XOMA Know-How by AFFIMED or any Third Party;

(e)	any right or license under the XOMA Patent Rights or XOMA Know-How to sell, lease, license, transfer or dispose of the ownership or possession to a Third Party of any composition of matter or article of manufacture suitable for the conduct of Antibody Evolution or Antibody Phage Display; and/or

(f)	any right or license to cause any Third Party to use Antibody Phage Display Materials to identify, select, characterize, study or test a polypeptide, including but not limited to an Immunoglobulin.

2.4 Transfer Restrictions.

(a) AFFIMED shall not (i) undertake any Research activities, including any Antibody Phage Display, on behalf of a Third Party or (ii) Dispose of a Licensed Immunoglobulin, Licensed Immunoglobulin Information or any Immunoglobulin arising out of the practice of any method within the scope of the XOMA Patent Rights (“Transferred Materials”) to any Third Party until (in the case of either clause (i) or clause (ii)) such time as it has provided to such Third Party the redacted copy of this Agreement referred to in Section 7.2 and the form of notice set out at Schedule 2.4.

(b) AFFIMED shall enter into a written arrangement with any Third Party with respect to any activities as to which it or such Third Party does or intends to claim the benefits of any of the licenses or other grants provided for in this Article 2, and such written arrangement shall contain provisions (i) pursuant to which the recipient of any Transferred Materials agrees to abide by each of the limitations, restrictions and other obligations provided for by this Agreement, including without limitation the restrictions on use of Transferred Materials for purposes other than Research and the obligations of Section 2.5(b); (ii) implementing a covenant not to use Transferred Materials for any purpose other than for Research purposes otherwise authorized by this Agreement; (iii) providing that the “first sale” doctrine does not apply to any Disposition; and (iv) permitting an AFFIMED Collaborator to further Dispose of Transferred Materials only to a Third Party who otherwise meets the definition of an AFFIMED Collaborator and who executes a written agreement in which it undertakes all of the obligations applied to the transferring party. XOMA shall be, and the agreements subject to this Section 2.4 shall provide that XOMA shall be, an intended third party beneficiary with respect to the foregoing provisions.

2.5 License Option.

(a) So long as the provisions of Section 2.5(b) are complied with and AFFIMED and, as applicable, any AFFIMED Collaborator, is not otherwise in breach of any material provision of this Agreement, upon ***** prior written notice, on an Immunoglobulin by Immunoglobulin basis, XOMA hereby agrees to grant (the “Option”) a worldwide, non-exclusive, nontransferable license to AFFIMED, on its own behalf and on behalf of an AFFIMED Collaborator, under the XOMA Patent Rights and the XOMA Know-How in the AFFIMED Field to:

(i)	make or have made (in a prokaryote and without use of a discistronic construct), use, sell, offer to sell, import and otherwise commercialize those Licensed Immunoglobulins discovered, isolated or optimized under the Research License and as to which AFFIMED or the AFFIMED Collaborator pays the amounts, including royalties on Net Sales, due under Article 3; and/or

(ii)	to make in E. Coli, solely on its own behalf, clinical and commercial supplies of any Immunoglobulin discovered or isolated exclusively by AFFIMED or by AFFIMED on behalf of an AFFIMED Collaborator and as to which AFFIMED pays the amounts, including royalties on Net Sales, due under Article 3.

XOMA shall not be obligated to grant the license provided for in this Section 2.5(a) unless the other provisions of this Agreement, including Section 2.5(b), are complied with.

(b) For each Licensed Immunoglobulin as to which AFFIMED wishes to obtain a license pursuant to Section 2.5(a), AFFIMED shall provide to XOMA a written notice which identifies the specific Immunoglobulin for which AFFIMED seeks such a license, the target to which such Immunoglobulin binds, a designation as to whether such Immunoglobulin was discovered or isolated pursuant to the Research License, a written certification that AFFIMED or as applicable an AFFIMED Collaborator, for each Licensed Immunoglobulin, has complied with all of the provisions of this Agreement and a notification as to whether AFFIMED seeks a license pursuant to Section 2.5(a)(i), Section 2.5(a)(ii) or both. Upon receipt of such written notice, XOMA shall, pursuant to its then most current standard non-economic terms, grant the applicable license, unless (i) such Immunoglobulin or target is the subject of an exclusive license granted by XOMA to a Third Party or (ii) XOMA has contemporaneous written proof of a bona fide development program with respect to any Immunoglobulin binding to the same target as the Immunoglobulin as to which the request for license grant has been made.

(c) Upon the successful exercise of an Option to an Immunoglobulin, for so long as the applicable royalty and other payments are made, XOMA covenants that it shall not initiate or permit any Third Party over whom it has control to initiate or assist in any way in the initiation or prosecution of any action asserting a claim of infringement under the XOMA Patent Rights or misappropriation of the XOMA Know-How against AFFIMED or any AFFIMED Collaborator to the extent reasonably necessary to permit the authorized making, having made, use, sale, offer for sale or commercialization of any

Licensed Immunoglobulin subject to a grant under Section 2.5(a){i) and the making and having made of any Immunoglobulin subject to a grant under Section 2.5(a)(ii). The covenant not to sue provided by this Section 2.5(c):

(i)	shall become void and without effect as to any entity or person who claims its benefit but fails to materially discharge or comply with any term of its written agreement with AFFIMED provided for in Section 2.4(b);

(ii)	is personal to AFFIMED and any such AFFIMED Collaborator and cannot be assigned or transferred;

(iii)	as to any AFFIMED Collaborator, does not extend to making, using, selling, having made or importing Antibody Phage Display Materials or any compositions of matter or articles of manufacture suitable for Antibody Phage Display; and

(iv)	does not constitute a release or waiver of past, present or future infringement of the XOMA Patent Rights or misappropriation of the XOMA Know-How by AFFIMED or any Third Party, including, without limitation, any AFFIMED Collaborator acting outside of the scope of the written agreement with AFFIMED provided for in Section 2.4(b).

(d) AFFIMED covenants not to commercialize, license or develop any Immunoglobulin discovered under the Research License without submitting such Immunoglobulin to XOMA for a license pursuant to this Section 2.5.

2.6 Third Party Variable Domains. (a) From time to time, but no more often than once per quarter, AFFIMED may, on its own behalf or on behalf of a Third Party who otherwise qualifies as an AFFIMED Collaborator and who will be an AFFIMED Collaborator if the other provisions of this Section 2.6 are met, request in writing that XOMA permit AFFIMED to format a variable domain not discovered by AFFIMED into a Tandab or a Flexibody and, as applicable, exercise its Option rights pursuant to Section 2.5(a)(i) and (ii). Such writing (the “In-License Request”) shall specify: (i) the potential AFFIMED Collaborator and any Third Party with a financial interest in the variable domains or the proposed AFFIMED Product; (ii) the variable domains; (iii) the target as to which such variable domains are directed; (iv) whether the Option request extends to the rights provided for by Sections 2.5(a)(i), 2.5(a)(ii) or both; (v) the format such variable domains shall be converted into (Tandab or Flexibody); and (vi) a statement as to whether, to the knowledge of AFFIMED after diligent investigation, such variable domains were discovered, identified, characterized, optimized and/or altered using the XOMA Patent Rights or bacterial expression, including without limitation via Antibody Phage Display. Upon such request, and until the end of Phase II (or equivalent) clinical trials, such Tandab or Flexibody shall be deemed to be an “AFFIMED Product” under this Agreement, provided, however, that if no In-License Request is made prior to initiation of Phase II or if a license is not subsequently consummated, then any status as an AFFIMED Product shall, retroactively, be cancelled and the Tandab or Flexibody will be deemed as to have never been licensed under this Agreement.

(b) Within ***** of the receipt of the In-License Request, XOMA, pursuant to the same conditions as Section 2.5(b), shall, in writing, indicate whether each such proposed AFFIMED Product is accepted to be a Licensed Immunoglobulin. For each such proposed AFFIMED Product accepted as a Licensed Immunoglobulin, the following conditions shall apply: (i) XOMA, AFFIMED and the Third Party must agree to the form of and execute a written license agreement under which XOMA shall grant, pursuant to its then most current noneconomic terms, the applicable license; (ii) AFFIMED and the Third Party, if applicable, must negotiate in good faith for and pay cash consideration to XOMA to obtain a release for any past infringement of the XOMA Patent Rights by such Third Party; and (iii) such license shall, as applicable, contain licenses or grants to XOMA and any XOMA Development Partner or XOMA Licensee under those rights as may be under the control of or sublicenseable from such Third Party in a form equivalent to the license grant and rights given by AFFIMED to XOMA pursuant to Article 4 of this Agreement.

(c) AFFIMED’s rights under this Section 2.6 shall apply to no more than five (5) different Tandabs or Flexibodies.

2.7 XOMA Authorized Site. AFFIMED may “have made” Licensed Immunoglobulins or Immunoglobulins subject to Section 2.5(a)(ii) under the XOMA Patent Rights and the XOMA Know-How in the AFFIMED Field at a XOMA Authorized Site. All activities at a XOMA Authorized Site in the AFFIMED Field shall be pursuant to a contract manufacturing agreement containing all of the applicable provisions of this Agreement and shall be for the sole benefit of AFFIMED. XOMA shall be provided a reasonable opportunity prior to execution of any such agreement to review a redacted version of such agreement that is sufficient to confirm the foregoing obligations, and AFFIMED shall give due consideration to any comments of XOMA thereon. Prior to permitting or initiating any activity at a XOMA Authorized Site in the AFFIMED Field, AFFIMED covenants that such XOMA Authorized Site shall (i) agree in advance in writing to be bound for the benefit of XOMA by all of the provisions of this Agreement; (ii) agree to implement such customary and usual safeguards as may be necessary to insure that the XOMA Know-How is accessed and utilized on a “need to know” basis only; and (iii) agree that such XOMA Authorized Site shall undertake the activities solely on behalf of AFFIMED and as a result of such activities shall not claim any license or right under the XOMA Patent Rights or XOMA Know-How for the benefit of itself or any other Third Party. AFFIMED shall remain fully and primarily liable for all actions of, or failures to act by, such XOMA Authorized Site in connection therewith and agrees to hold XOMA harmless with respect thereto without qualification. For the avoidance of doubt, AFFIMED acknowledges that no such delegation of rights shall relieve AFFIMED of its responsibilities for performance of any of its obligations hereunder. For the purposes of this Section 2.7, a “XOMA Authorized Site” shall mean one or more contract manufacturers designated in writing from time to time by XOMA. The terms and conditions of any agreement between XOMA and the XOMA Authorized Site shall also apply to any activities undertaken on behalf of AFFIMED pursuant to this Section 2.7. No such entity or person shall be deemed to be a XOMA Authorized Site unless and until, as to each Licensed Immunoglobulin or Immunoglobulin subject to Section 2.5(b), as applicable, to be produced pursuant to this Section 2.7, it enters into a legally binding agreement with AFFIMED that implements the provisions of this Section 2.7, naming XOMA as a third party beneficiary of those provisions of such agreement that pertain to confidentiality and restrictions on transfer and use of Licensed Immunoglobulins, XOMA Patent Rights and XOMA Know-How provided for in this Agreement.

2.8 Reports, Records and Audits.

(a) ***** after the end of each calendar quarter, commencing with the first calendar quarter commencing after the Effective Date, AFFIMED shall deliver to XOMA a written report which shall specify the name, address and contact person for each and every potential and actual AFFIMED Collaborator and any person or entity with whom AFFIMED has engaged in Research, who has received any Transferred Materials or, in the case of the exercise of the Option in accordance with Section 2.5(a), who has received any clinical or commercial supplies manufactured by AFFIMED or with whom AFFIMED is engaged in the commercialization of an Immunoglobulin subject to the Option of Section 2.5(a). The reports delivered by AFFIMED to XOMA pursuant to this Section 2.8(a) shall be Confidential Information of AFFIMED.

(b) AFFIMED shall maintain records fully and properly reflecting those activities to be reported to XOMA pursuant to Section 2.8(a) (the “Records”), in sufficient detail and in good scientific manner appropriate for patent, regulatory and manufacturing purposes for at least three (3) years. Upon the written request of XOMA and not more than once in each calendar year, AFFIMED shall permit an independent consultant appointed by XOMA and subject to customary confidentiality restrictions, at XOMA’s expense, to have access during normal business hours to such of the records of AFFIMED as may be reasonably necessary to verify compliance with the terms of this Agreement, as well as the accuracy of the reports hereunder. AFFIMED shall certify any statements by AFFIMED personnel as to their accuracy and correctness.

2.9 Ownership; Enforcement. At all times XOMA will retain ownership of the XOMA Know-How and the XOMA Patent Rights and may use and commercialize such XOMA Know-How and XOMA Patent Rights itself or with any Third Party. XOMA retains the right, at its sole discretion, to enforce, maintain and otherwise protect the XOMA Know-How and the XOMA Patent Rights. In addition to the requirements of Section 2.8, AFFIMED shall give XOMA prompt notice of misappropriation of any of the XOMA Know-How, or any infringement of any of the XOMA Patent Rights, by a Third Party which comes to AFFIMED’ s attention during the term of this Agreement.

2.10 No Admission of Infringement. The execution of this Agreement is not an admission that any action by AFFIMED or AFFIMED Product either infringed or is infringing the XOMA Patent Rights and AFFIMED reserves all of its rights with respect to the practice of any technology and the production of any composition of matter or article of manufacture unrelated to the XOMA Patent Rights or the XOMA Know-How.

ARTICLE 3

PAYMENTS

3.1 [Text intentionally omitted.]

3.2 [Text intentionally omitted.]

3.3 Payments; Currency. All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by XOMA. Payments required pursuant to Section 3.1 hereof shall be due and payable to XOMA when the corresponding milestone is achieved and shall be paid within thirty (30) days thereof. Payments required pursuant to Section 3.2 hereof shall be due and payable to XOMA when the corresponding Net Sales are received by AFFIMED, the AFFIMED Collaborator, or any Joint Venture in which AFFIMED is a participant and shall be paid within sixty (60) days of the end of each calendar quarter. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such payments relate.

3.4 Payment Reports. AFFIMED shall make a written report to XOMA within ***** of the achievement of each of the milestones set forth in Section 3.1, stating in each such report the Licensed Immunoglobulin or Immunoglobulin to which such milestone relates and the specific milestone achieved, including the relevant agency or other regulatory body. After the First Commercial Sale of a Licensed Immunoglobulin or Immunoglobulin subject to Section 2.5(b) on which royalties are required to be paid hereunder, AFFIMED shall make quarterly written reports to XOMA within ***** after the end of each calendar quarter, stating in each such report, the description and aggregate Net Sales of each Licensed Immunoglobulin or Product sold during the calendar quarter. XOMA shall treat all such reports as Confidential Information of AFFIMED Concurrently with the making of such reports, AFFIMED or, as applicable, the AFFIMED Collaborator, shall pay XOMA the amounts specified in Sections 3.1 and 3.2 hereof.

3.5 Payment Records and Inspection. AFFIMED and each AFFIMED Collaborator shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of AFFIMED for at least ***** following the end of the calendar quarter to which they pertain. Upon the written request of XOMA and not more than once in each calendar year, AFFIMED shall permit an independent consultant appointed by XOMA and reasonably acceptable to AFFIMED to have access during normal business hours to such of the records as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than ***** prior to the date of such request. The consultant shall disclose to XOMA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the consultant without the prior consent of AFFIMED unless disclosure is required by law, regulation or judicial order. [Text intentionally omitted.] Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid promptly by AFFIMED, with interest from the date(s) such amount(s) were due at an annual rate equal to the lesser of the prime rate reported by the Bank of America plus ***** or the highest interest rate permitted under applicable law.

3.6 Commercially Reasonable Efforts. AFFIMED will use commercially reasonable efforts until clinical phase III to exploit the XOMA Patent Rights and maximize the amounts available to be shared with XOMA pursuant to this Article 3.

ARTICLE 4

AFFIMED GRANT OF RIGHTS TO XOMA

[Text intentionally omitted.]

ARTICLE 5

XOMA LIBRARY PROJECT

[Text intentionally omitted.]

ARTICLE 6

XOMA PROCESS

DEVELOPMENT PROJECT

[Text intentionally omitted.]

ARTICLE 7

CONFIDENTIALITY

7.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for ***** thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except to the extent that it can be established by the receiving party by written proof that such Confidential Information:

(a)	was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement; or

(d)	was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

7.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or government regulations or conducting clinical trials; provided, however, that if a party is required to make any such disclosure of another party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Attached hereto as Schedule 7.2 is a redacted copy of this Agreement which AFFIMED shall be free, without obtaining any consent from XOMA, to provide to Third Parties who indicate an interest in becoming an AFFIMED Collaborator.

7.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other party; provided, that disclosures may be made as required by securities or other applicable laws, or to a party’s accountants, attorneys and other professional advisors.

7.4 Agreement Announcement. The parties hereby agree to the release of a press release in the form attached hereto as Schedule 7.4 upon full execution of this Agreement and that the fact of the consummation of this Agreement shall be deemed to be in the public domain.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties.

(a) XOMA represents and warrants to AFFIMED that: (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the XOMA Patent Rights; (ii) XOMA has the legal right, authority and power to enter into this Agreement; (iii) this Agreement shall constitute a valid and binding obligation of XOMA enforceable in accordance with its terms; and (iv) the performance of obligations under this Agreement by XOMA shall not result in a breach of any agreements, contracts or other arrangements to which it is a party.

(b) AFFIMED represents and warrants to XOMA that: (i) [Text intentionally omitted.]; (ii) AFFIMED has the legal right, authority and power to enter into this Agreement; (iii) this Agreement shall constitute a valid and binding obligation of AFFIMED enforceable in accordance with its terms; (iv) the performance of obligations under this Agreement by AFFIMED shall not result in a breach of any agreements, contracts or other arrangements to which it is a party and (v) [Text intentionally omitted.].

8.2 Disclaimer. Nothing in this Agreement is or shall be construed as:

(a)	A warranty or representation by XOMA [Text intentionally omitted.] as to the validity or scope of any claim or patent within the XOMA Patent Rights [Text intentionally omitted.];

(b)	A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent · rights or other intellectual property right of any Third Party;

(c)	An obligation to bring or prosecute actions or suits against Third Parties for infringement of any of the XOMA Patent Rights [Text intentionally omitted.];

(d)	An obligation to maintain any patent or to continue to prosecute any patent application included within the XOMA Patent Rights [Text intentionally omitted.] in any country; or

(e)	Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of XOMA, AFFIMED or Third Parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the XOMA Patent Rights [Text intentionally omitted.].

8.3 No Other Warranties. EXCEPT AS OTHERWISE SET FORTH IN SECTION 8.1 ABOVE, NEITHER PARTY HERETO MAKES ANY WARRANTIES WITH RESPECT TO ANY OF THE PATENT RIGHTS, MATERIALS OR KNOW-HOW LICENSED HEREUNDER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF VALIDITY OF SUCH PATENT RIGHTS, MATERIALS OR KNOW-HOW, OR OF NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. Subject to Sections 9.4 and 9.5 hereof, the term of this Agreement will commence on the Effective Date and (a) with regard to the license and other rights granted to AFFIMED and any AFFIMED Collaborators by XOMA pursuant to Article 2, this Agreement shall remain in full force and effect until the last to expire of the XOMA Patent Rights or the tenth anniversary of the First Commercial Sale of the last Immunoglobulin subject to Section 2.5(b) to be launched, whichever is later, unless earlier terminated by XOMA pursuant to Section 9.2 or 9.3; and (b) [Text intentionally omitted.].

9.2 Termination for Material Breach. With regard to (a) the license and other rights granted to AFFIMED and any AFFIMED Collaborators by XOMA pursuant to Article 2, or (b) [Text intentionally omitted.], this Agreement may be terminated by the non-breaching party upon any material breach by XOMA or AFFIMED, as the case may be, of any material obligation or condition of the Agreement, in either case effective ***** after giving notice to the breaching party of such termination in the case of a payment breach and ***** after giving written notice to the breaching party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such breach is cured or shown to be non-existent within the aforesaid ***** or *****, the notice shall be deemed automatically withdrawn and of no effect and the notifying party shall provide written notice to the breaching party of the withdrawal. A termination of the breaching party’s rights and licenses pursuant to this Section 9.2 shall not effect the non-breaching party’s rights and licenses, which shall continue until otherwise terminated in accordance with this Agreement.

9.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against either party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for either party, or proceedings are instituted by or against either party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within ***** after the date of filing, or if either party makes an assignment for the benefit of creditors, or substantially all of the assets of either party are seized or attached and not released within ***** thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

9.4 Effect of Termination.

(a) Termination of this Agreement shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b) Upon any termination of this Agreement, AFFIMED and XOMA shall promptly return to the other party all Confidential Information received from the other party (except that each party may retain one copy for its files solely for the purpose of determining its rights and obligations hereunder).

(c) Except as expressly provided in this Article 9, all licenses granted under Article 2 hereof shall terminate and be of no further effect upon the termination of this Agreement.

(d) [Text intentionally omitted.]

9.5 Survival. Sections 2.8, 2.9, 2.10, 3.1 through 3.5, [Text intentionally omitted.], 9.1, 9.2, 9.4 and 9.5, and Articles 1, [Text intentionally omitted.], 7, 8 and 10, of this Agreement shall survive any termination hereof.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Governing Laws. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of New Y or~ without reference to conflicts of laws principles.

10.2 Assignment. Neither party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder without the prior written consent of the other party, other than (a) to one or more Affiliates, (b) to a successor of XOMA Ltd. under a Change in Control of XOMA Ltd., or (c) in the case of XOMA, to a Third Party in connection with the transfer or sale of all or substantially all of its business relating to Immunoglobulins. Any such attempted transfer or assignment in violation of this Section 10.2 shall be void; provided that in the event of a permitted Change in Control, the original party’s (or its successor’s) obligations hereunder shall continue. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

10.3 Certain Changes in Control. (a) Notwithstanding any other provision of this Agreement to the contrary, solely at XOMA’s option, unless the provisions of Section 10.3(b) are met, the license and other rights granted to AFFIMED and any AFFIMED Collaborators pursuant to Article 2 shall automatically terminate, in whole or in part, without further action by the parties, in the event of a transaction or series of related transactions in which AFFIMED is a party and which results in a Change in Control of AFFIMED or the sale of all or substantially all of the antibody discovery or assets used for Antibody Phage by AFFIMED.

(b) [Text intentionally omitted.]

10.4 Waiver. No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

10.5 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

10.6 Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered or sent in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto, and shall be effective on receipt:

AFFIMED:	Affimed Therapeutics AG Technologiepark Im Neuenheimer Feld 582 69120 Heidelberg Germany Attn: Chief Executive Officer

XOMA:	XOMA Ireland Limited Shannon Airport House Shannon, County Clare Ireland Attn: Company Secretary

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 U.S.A. Attn: Geoffrey E. Liebmann

10.7 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute XOMA or AFFIMED as partners or joint venturers with respect to this Agreement. Except as expressly provided herein, neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

10.8 Compliance with Laws. In exercising their rights under this license, the parties shall comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

10.9 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code (“Title XI’), licenses of rights to “intellectual property” as defined in Title XI. During the term of this Agreement each party shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against one party under Title XI, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other party, shall be promptly delivered to it (a) upon such party’s written request following the commencement of such bankruptcy proceeding, unless the party subject to such bankruptcy proceeding, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other party’s request following the rejection of this Agreement by or on behalf of the party subject to such bankruptcy proceeding. If a party has taken possession of all applicable embodiments of the intellectual property of the other party pursuant to this Section 10.9 and the trustee in bankruptcy of the other party does not reject this Agreement, the party in possession of such intellectual property shall return such embodiments upon request. If a party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(l), the other party hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by law.

10.10 Use of Name. Neither party shall use the name or trademarks of the other party, except to the extent that a party is permitted to use the Confidential Information of the other party pursuant to Article 7, without the prior written consent of such other party.

10.11 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

10.12 Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

10.13 Arbitration.

(a) Any controversy or claim between the parties to this Agreement (other than any dispute which arises out of or relates to infringement, validity and/or enforceability of the XOMA Patent Rights (Text intentionally omitted.]) arising out of or relating to this Agreement or the breach thereof shall be finally determined by arbitration in New York, in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution (“ICDR”) or other rules agreed to by the parties involved in the dispute, by a panel of three neutral arbitrators (at least two of whom who shall have significant experience in the biotechnology industry), who shall be selected by the parties involved in the dispute using the procedures for arbitrator selection of the ICDR.

(b) The parties acknowledge that this Agreement evidences a transaction involving interstate commerce and is subject to the New York Convention on enforcement of arbitral awards. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement. Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 10.13 shall be construed, and the legal relations among the parties shall be determined in accordance with, the substantive laws of the State of New York.

(c) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the parties involved in the dispute, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof.

(d) Except as provided under the United States Arbitration Act and with respect to the infringement, validity and/or enforceability of the XOMA Patent Rights [Text intentionally omitted.], no action at law or in equity based upon any dispute that is subject to arbitration under this Section 10.13 shall be instituted.

(e) The arbitral panel shall have the authority to award, in its discretion, part or all the expenses of any arbitration pursuant to this Section 1 0.13, including fees and expenses of the prevailing party’s attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, to the prevailing party.

10.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, XOMA and AFFIMED have executed this Agreement in duplicate originals by duly authorized officers.

AFFIMED THERAPEUTICS AG		XOMA IRELAND LIMITED

By:		By:
	Name: Title:		Alan Kane, Director duly authorized for and on behalf of XOMA Ireland Limited in the presence of:

Exhibit 10.1

SCHEDULE 1.34

XOMA Patent Rights

Title:	Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use

Inventors:	Robinson, Liu, Horwitz, Wall, Better

1)	Based on PCT/US86/02269, which is a continuation-in-part of U.S. Serial No. 06/793,980 filed November 1, 1985 (abandoned).

COUNTRY	SERIAL NO.	PATENT NO.

*United States	06/793,980
Australia	65981/86	Issued 606,320
Canada	521,909	Abandoned
Denmark	3385/87	Pending
Taiwan	75105650	Issued 51922
*United States	U.S. National Phase of PCT/US86/02269

2)	Based on PCT/US88/02514, which corresponds to U.S. Serial No. 07/077,528, which is a continuation-in-part of PCT/US86/02269 (abandoned), which is a continuation-in-part of U.S. Serial No. 06/793,980 (abandoned).

COUNTRY	SERIAL NO.	PATENT NO.

Australia	23244/88	Issued 632,462
Austria	EP 88907510.7	Granted EP/0371998
Belgium	EP 88907510.7	Granted EP/0371998
Canada	572,398	Granted 1,341,235
Denmark	192/90	Pending
Europe	EP 88907510.7	Granted EP/0371998
Europe	EP 95119798.7	Granted EP/0731167
France	EP 88907510.7	Granted EP/0371998
Germany	EP 88907510.7	Granted EP/0371998
Italy	EP 88907510.7	Granted EP/0371998
Japan	506481/88	Granted 2991720
Luxembourg	EP 88907510.7	Granted EP/0371998
Netherlands	EP 88907510.7	Granted EP/0371998
Sweden	EP 88907510.7	Granted EP/0371998
Switzerland/Liechtenstein	EP 88907510.7	Granted EP/0371998
United Kingdom	EP 88907510.7	Granted EP/0371998
Europe	EP 93100041.8	Granted EP/0550400
Austria	EP 93100041.8	Granted EP/0550400

COUNTRY	SERIAL NO.	PATENT NO.

Belgium	EP 93100041.8	Granted EP/0550400
France	EP 93100041.8	Granted EP/0550400
Germany	EP 93100041.8	Granted EP/0550400
Italy	EP 93100041.8	Granted EP/0550400
Luxembourg	EP 93100041.8	Granted EP/0550400
Netherlands	EP 93100041.8	Granted EP/0550400
Sweden	EP 93100041.8	Granted EP/0550400
Switzerland/Liechtenstein	EP 93100041.8	Granted EP/0550400
United Kingdom	EP 93100041.8	Granted EP/0550400
*United States	07/077,528

3)	Based on U.S. Serial No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Serial No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson, Liu, Horwitz, Wall, Better) and of U.S. Serial No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

COUNTRY	SERIAL NO.	PATENT NO.

*United States	07/501,092
*United States	07/987,555
*United States	07/870,404
*United States	08/020,671
United States	08/235,225	5,618,920
United States	08/299,085	5,595,898
United States	08/472,691	6,204,023
United States	08/467,140	5,698,435
United States	08/450,731	5,693,493
United States	08/466,203	5,698,417

Title:	AraB Promoters and Method of Producing Polypeptides, Including Cecropins, by Microbiological Techniques

Inventors:	Lai, Lee, Lin, Ray, Wilcox

Based on PCT/US86/00131, which is a continuation-in-part of U.S. Serial No. 06/695,309 filed January 28, 1985 (abandoned).

COUNTRY	SERIAL NO.	PATENT NO.

Europe	EP 86900983.7	Granted EP/0211047
Austria	EP 86900983.7	Granted EP /0211047
Belgium	EP 86900983.7	Granted EP/0211047
France	EP 86900983.7	Granted EP/0211047

COUNTRY	SERIAL NO.	PATENT NO.

Germany	EP 86900983.7	Granted P3689598.9-08
Italy	BP 86900983.7	Granted EP/0211047
Luxembourg	EP 86900983.7	Granted EP/0211047
Netherlands	EP 86900983.7	Granted EP/0211047
Sweden	EP 86900983.7	Granted EP/0211047
Switzerland/Liechtenstein	EP 86900983.7	Granted EP/0211047
United Kingdom	EP 86900983.7	Granted EP/0211047
Finland	863891	Granted 94774
Japan	500818/86	Granted 2095930
Japan	094753/94	Granted 2121896
Norway	863806	Granted 175870
*United States	06/695,309
*United States	06/797,472
United States	07/474,304	Granted 5,028,530

Title:	Novel Plasmid Vector with Pectate Lyase Signal Sequence

Inventors:	Lei, Wilcox

Based on U.S. Application No. 07/142,039 filed January 11, 1988 and PCT/US89/00077

COUNTRY	SERIAL NO.	PATENT NO.

Australia	29377/89	Granted 627,443
Canada	587,885	Granted 1,338,807
Europe	EP 89901763.6	Granted EP/0396612
Austria	EP 89901763.6	Granted EP/0396612
Belgium	EP 89901763.6	Granted EP/0396612
France	EP 89901763.6	Granted EP/0396612
Germany	EP 89901783.6	Granted EP/0396612
Italy	EP 89901763.6	Granted EP/0396612
Luxembourg	EP 89901763.6	Granted EP/0396612
Netherlands	EP 89901763.6	Granted EP/0396612
Sweden	EP 89901763.6	Granted EP/0396612
Switzerland/Liechtenstein	EP 89901763.6	Granted EP/0396612
United Kingdom	EP 69901763.6	Granted EP/0396612
Japan	501661189	Granted 2,980,626
*United States	07/142,039

*	Cases abandoned in favor of a continuing application.

Exhibit 10.1

SCHEDULE 2.2

Transfer of XOMA Materials

1.	Plasmid DNA

2.	Plasmid Maps

3.	Expression Strain

4.	Lab-Scale Production

5.	Fermentation Production

Exhibit 10.1

SCHEDULE 2.4

Form of Notice

XOMA owns a number of patents covering various aspects of bacterial antibody expression and phage display.

XOMA has licensed these patents on a non-exclusive basis to AFFIMED.

Under the license agreement with XOMA:

•	AFFIMED cannot provide evolution or phage display services or transfer related Immunoglobulin information to you without first showing you a redacted copy of its license from XOMA and this notice.

•	If you and AFFIMED enter into a written agreement by which you become a “AFFIMED Collaborator,” then you will be permitted to use AFFIMED evolution or phage display services and related Immunoglobulin and information to research, develop and commercialize antibody Immunoglobulin.

•	Collaborators do not, however, have either the right to (a) produce commercial quantities of such antibodies using XOMA’s patented technology or (b) commercialize any results of research conducted by AFFIMED. Rather, AFFIMED has the right to make Research quantities of antibodies using the XOMA patent rights. AFFIMED has the right to obtain licenses from XOMA on pre-negotiated terms, but subject to certain conditions.

•	Therefore, if you and AFFIMED enter into a written agreement, that agreement must contain certain provisions specified in the license agreement with XOMA, including:

•	Terms pursuant to which you, as the recipient of any transferred materials, would agree to abide by each of the limitations, restrictions and other obligations provided for by the license agreement with XOMA, including, without limitation, the restrictions on use of such transferred materials for purposes other than Research.

•	A covenant not to use transferred materials for any purpose other than for Research purposes otherwise authorized by the license agreement with XOMA.

•	A provision that the “first sale” doctrine does not apply to any disposition of transferred materials.

•	An agreement by you to further dispose of transferred materials only to a third party who otherwise meets the definition of a “AFFIMED Collaborator” set forth in the license agreement with XOMA and who executes a written agreement in which it undertakes all of the obligations applied to the transferring party.

Exhibit 10.1

SCHEDULE 7.4

For Immediate release:

XOMA and Affimed Sign Antibody Cross-License and

Collaboration Agreement

Berkeley, CA and Heidelberg, Germany – October 2, 2006 – XOMA Ltd. (Nasdaq: XOMA) and Affimed Therapeutics AG announced today that they have signed a cross-license and collaboration agreement for antibody-related technologies. Financial terms were not disclosed.

The agreement provides XOMA with a license under Affimed’s antibody library patents for antibody discovery purposes, as well as for the development and commercialization of antibodies. In addition, Affimed has agreed to build two customized patient-derived human antibody phage display libraries according to XOMA specifications.

The agreement provides Affimed with a license to use XOMA’s Bacterial Cell Expression (BCE) technology for research purposes, with an option to acquire a BCE license for production and commercialization of antibodies, in particular for Affimed’s proprietary TandAb and Flexibody technologies. XOMA also has agreed to provide Affimed with cell line development and process development services specific to a TandAb therapeutic product candidate that Affimed is currently developing.

“Affimed’s custom libraries represent a powerful addition to XOMA’s existing collection of the seven leading commercial human antibody phage display libraries. The advantage of patient-derived libraries is their potential to contain unique antibody candidates for the therapeutic area of interest,” said Jack Castello, chairman of the board, president and chief executive officer of XOMA. “This collaboration extends XOMA’s leadership in therapeutic antibodies, providing a single point of access to an even broader fully-integrated antibody discovery and development platform.”

“We are delighted to enter into this broad cross-license and collaboration agreement with XOMA” said Rolf H. Günther MD PhD, chief executive officer of Affimed. “The access to XOMA’s state-of-the-art BCE technology represents another very important milestone for Affimed and provides new opportunities for the development of Affimed’s promising recombinant antibody products. In addition to having the rights to use this technology in our development work, we are particularly pleased to have the benefit of XOMA’s expertise in the development of cell lines and production systems for our TandAb therapeutic candidate.”

About Affimed Therapeutics AG

Affimed is a private biopharmaceutical company based in Heidelberg, Germany and specializing in the development of recombinant antibodies – the fastest growing segment of the pharmaceutical industry. Affimed was founded in May of 2000 by Professor Melvyn Little as a spin-off of his group »Recombinant Antibodies« at the German Cancer Research Centre in Heidelberg. The strength of Affimed’s discovery platform lies in three large distinct antibody libraries that are the source of antibody leads which can be produced in a variety of formats from scFv, diabodies, full length antibodies to proprietary tetravalent formats such as Affimed’s TandAb or Flexibody. Affimed’s existing pipeline comprises several very novel antibody formats targeting some potentially very high value cancer targets. Two cancer products are in advanced pre-clinical development. To learn more about Affimed, please visit www.affimed.com

About XOMA and its Bacterial Cell Expression Technology

XOMA is a leader in the discovery, development and manufacture of therapeutic antibodies, with a therapeutic focus that includes cancer and immune diseases. XOMA has royalty interests in RAPTIVA® (efalizumab), a monoclonal antibody product marketed worldwide (by Genentech, Inc. and Serono, SA) to treat moderate-to-severe plaque psoriasis, and LUCENTIS™ (ranibizumab injection), a monoclonal antibody product marketed worldwide (by Genentech and Novartis AG) to treat neovascular (wet) age-related macular degeneration.

The company has built a premier antibody discovery and development platform that includes access to seven of the leading commercially available antibody phage display libraries and XOMA’s proprietary Human Engineering™ and BCE technologies. BCE is an enabling technology used to discover and screen, as well as develop and manufacture, recombinant proteins and antibodies for commercial purposes. BCE is also a key technology used in multiple systems for high throughput screening of antibody domains. XOMA scientists were the first to demonstrate the secretion of antibody domains directly from the bacterial cells as fully functional, properly folded molecules. More than 45 companies have signed BCE licenses.

XOMA’s development collaborators include Lexicon Genetics Inc., Novartis and Schering-Plough Corporation. With a fully integrated product development infrastructure, XOMA’s product development capabilities extend from preclinical sciences to product launch. The company’s pipeline also includes proprietary programs in preclinical and clinical development. In addition, XOMA leverages its recombinant protein and antibody production infrastructure through process development and manufacturing contracts with public and private sector organizations. For more information about XOMA’s product pipeline and antibody product development capabilities and technologies, please visit XOMA’s website at http://www.xoma.com/.

Certain statements contained herein concerning product development, customized patient-derived libraries, or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; changes in the status of the existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; market demand for products; scale up and marketing capabilities; competition; international operations; share price volatility; XOMA’s financing needs and opportunities and risks associated with XOMA’s status as a Bermuda company, are described in more detail in XOMA’s most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in considering XOMA’s prospects.

Further Information:
FOR XOMA Ltd. Paul Goodson Sr. Director, Investor Relations goodson@xoma.com (510) 204-7270	FOR AFFIMED THERAPEUTICS AG: Dr. Douglas Pretsell Account Director, Munich Bureau Chief Northbank Communications t: +49 (0)89 57 00 18 06 e: d.pretsell@northbankcommunications.com

IN WITNESS WHEREOF, XOMA and AFFIMED have executed this Agreement in duplicate originals by duly authorized officers.

AFFIMED THERAPEUTICS AG			XOMA IRELAND LIMITED

By:	/s/ Melvyn Little		By:	/s/ Alan Kane
	Name:	Melvyn Little, Ph.D	Alan Kane, Director
	Title:	Chief Scientific Officer		duly authorized for and on behalf of XOMA Ireland Limited in the presence of:

/s/